Exhibit 10.1

**Certain information, marked by brackets [__________], has been excluded from this exhibit pursuant to Item 601(b) of Regulation S-K because it is both (i) not material to investors and (ii) would be competitively harmful if publicly disclosed.**

THIRD AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF
WINK TO WEBSTER PIPELINE LLC
a Delaware Limited Liability Company
dated as of July 30, 2019

TABLE OF CONTENTS
Page
ARTICLE I FORMATION OF LIMITED LIABILITY COMPANY 2

1.1	Formation of the Company; Term 2

1.2	Name of the Company 2

1.3	Principal Place of Business 2

1.4	Registered Office and Registered Agent 2

1.5	Foreign Qualification 3

1.6	Purpose 3

1.7	No State Law Partnership 3

1.8	Title to Company Assets 3

1.9	Membership Interests; Admission of New Members 3

1.10	Resignation and Withdrawal 4
ARTICLE II REPRESENTATIONS AND CERTAIN OBLIGATIONS OF THE MEMBERS 4

2.1	Representations and Warranties of the Members 4

2.2	Unregistered Securities 6

2.3	Confidentiality 6

2.4	Publicity 8
ARTICLE III DEVELOPMENT AND CONSTRUCTION OF THE FACILITY; PROJECT OPPORTUNITIES 9

3.1	Development and Construction of the Facility 9

3.2	Expansion Projects and Expansions 10

3.3	Pre-Approved Connections 10
ARTICLE IV MANAGEMENT OF THE COMPANY 10

4.1	Management by Members Through the Board 10

4.2	Compensation 11

4.3	Board Composition; Initial Managers; Initial Alternate Managers 11

4.4	Removal; Resignation and Replacement of Managers 12

4.5	Meetings of the Board 12

4.6	Supermajority Consent Decisions 14

4.7	SuperSupermajority Consent Decisions 16

4.8	Super3majority Consent Decisions 16

4.9	Unanimous Consent Decisions 16

4.10	Affiliate Contracts; Matters Involving Affiliates 17

4.11	Certain Disagreements 19

4.12	Default; Loss of Voting Rights; Call Option 19

4.13	Subsidiary Boards 20

4.14	Officers 21

4.15	[_______] 21

4.16	Executive Committee Representative 21
ARTICLE V INDEMNIFICATION; EXCULPATION; PERMITTED ACTIVITIES 22

ARTICLE VI FISCAL YEAR; BOOKS OF ACCOUNT; AUDIT RIGHTS; FINANCIAL REPORTS 22

6.1	Fiscal Year 22

6.2	Books and Records 22

6.3	Member Audit and Inspection Rights 22

6.4	Reports 24

6.5	Accounts 25

6.6	Accountants 25
ARTICLE VII CAPITAL CONTRIBUTIONS 26

7.1	Initial Capital Contributions 26

7.2	Required Capital Contributions 26

7.3	Additional Capital Contributions 27

7.4	Capital Call Notice 28

7.5	Withdrawal 28

7.6	Payment Default 28

7.7	[_______] 29
ARTICLE VIII RESTRICTIONS ON TRANSFERS AND CHANGES OF CONTROL29
ARTICLE IX CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS 29

9.1	Capital Accounts 29

9.2	Allocations for Capital Account Purposes 30

9.3	Allocations for Tax Purposes 33

9.4	Distributions 33
ARTICLE X TAX MATTERS 34

10.1	Tax Status 34

10.2	Tax Elections 34

10.3	Partnership Representative 35

10.4	Tax Returns; Tax Statements and Information 36

10.5	Partnership Tax Audit Matters 36

10.6	Withholding and Other Tax Payments by the Company 37

10.7	Tax Sharing 38

10.8	Tax Indemnity 39
ARTICLE XI DISSOLUTION, WINDING-UP AND TERMINATION 39

11.1	Dissolution 39

11.2	Winding-Up and Termination 40

11.3	No Deficit Restoration Obligation 41
ARTICLE XII MISCELLANEOUS 41

12.1	Governing Law; Jurisdiction and Forum 41

12.2	Notices 41

12.3	Inuring Clause 44

12.4	Assignment 44

12.5	Waiver of Partition of Company Property 44

12.6	Amendments 44

ii

12.7	Counterparts 44

12.8	Entire Agreement 44

12.9	Waivers and Consents 45

12.10	Severability 45

12.11	No Third Party Beneficiaries 45

12.12	Interpretation; Headings 45

12.13	Further Assurances 46

12.14	Laws and Regulations 46

12.15	Expenses 46
ARTICLE XIII DEFINITIONS 46

13.1	Definitions 46

Exhibits and Schedules:

Exhibit A	Definitions

Exhibit B	Map of Facility

Exhibit C-1	WTW Project Execution Plan

Exhibit C-2	BTW Project Execution Plan

Exhibit D	Ownership Information

Exhibit E-1	[_______]

Exhibit E-2	[_______]

Exhibit E-3	[_______]

Exhibit E-4	[_______]

Exhibit E-5	Form of Transportation Agreement

Exhibit F-1	Form of Delivery Point Connection Agreement

Exhibit F-2	Form of Receipt Point Connection Agreement

Exhibit G-1	[_______]

Exhibit G-2	[_______]

Exhibit H-1	Form of LLC Guaranty Agreements

Exhibit H-2	Form of JOA Guaranty Agreements

Exhibit I	Form of Monthly Report

Schedule 3.1(b)	Material Construction Contracts

Schedule 3.2	Webster to Texas City Expansion Project and Extraordinary Expansion Project

Schedule 3.3	Pre-Approved Connections

Schedule 4.3	Initial Managers, Initial Alternate Managers and Initial Construction Management Representatives

Schedule 4.14	Approved Officer Positions

Schedule 6.5	Company Bank Account

iii

THIRD AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This THIRD AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Wink to Webster Pipeline LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of July 30, 2019 (the “Effective Date”), by and among ExxonMobil Permian Logistics LLC, a Delaware limited liability company (together with any successors or permitted assigns, “Exxon”), Plains Pipeline, L.P., a Texas limited partnership (together with any successors or permitted assigns, “Plains”), MPLX W2W Pipeline Holdings LLC, a Delaware limited liability company (together with any successors or permitted assigns, “MPLX”), Delek US Energy, Inc., a Delaware corporation (together with any successors or permitted assigns, “Delek”), Centurion Permian Logistics, LLC, a Delaware limited liability company (together with any successors or permitted assigns, “Centurion”) and Rattler Midstream Operating LLC, a Delaware limited liability company (together with any successors or permitted assigns, “Rattler”). Exxon, Plains, MPLX, Delek, Centurion and Rattler may be referred to herein, collectively, as the “Members” or each, individually, as a “Member,” with the term “Member” being further defined in Exhibit A hereto and including any other Person who executes a Joinder (as defined herein) to this Agreement (each such Person together with any successors or permitted assigns, an “Other Member”) admitted to the Company as Members after the Effective Date, but excluding any Person that ceases to be a Member after the Effective Date.
WITNESSETH:
WHEREAS, the Company was formed as a limited liability company pursuant to the Act by the filing on June 4, 2018 of a Certificate of Formation with the Secretary of State of the State of Delaware (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Certificate”);
WHEREAS, Exxon entered into that certain Limited Liability Company Agreement of Wink to Webster Pipeline LLC dated June 14, 2018, as amended and restated on October 9, 2018 (the “Original Agreement”), to provide for the governance of the Company;
WHEREAS, pursuant to that certain Second Amended & Restated Limited Liability Company Agreement of Wink to Webster Pipeline LLC dated January 28, 2019 (the “Second A&R Agreement”), each of Exxon, Plains and Centurion was admitted as a Member and their respective Membership Interests were authorized;
WHEREAS, pursuant to this Agreement, (a) Exxon, Plains and Centurion shall remain Members, (b) MPLX, Delek and Rattler shall each be admitted as a Member, (c) each of MPLX’s, Delek’s and Rattler’s Membership Interests shall be authorized, and (d) the Company shall issue to MPLX, Delek and Rattler the respective Percentage Interest set forth opposite such Person’s name on Exhibit D, and following such issuance, Exxon’s, Plains’ and Centurion’s respective Percentage Interest shall be equal to the Percentage Interest set forth opposite such Person’s name on Exhibit D;
WHEREAS, each of the Members shall make contributions to the Company in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, the Ultimate Parents of each of Exxon, Plains, MPLX, Delek, Centurion and Rattler have each executed and delivered their respective Guaranty Agreements to the Company;
WHEREAS, pursuant to the terms of that certain Joint Ownership Agreement by and between the Company and Joint Owner (as defined herein), dated July 15, 2019, (as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, the “JOA”), the Company and Joint Owner agreed to jointly develop, construct, own and operate the Joint Pipeline; and
WHEREAS, the Members are entering into this Agreement to, among other things, (1) amend and restate the Second A&R Agreement in its entirety, (1) reflect the revised scope of the Facility pursuant to the JOA, (1) set forth the governance and operating procedures of the Company, (1) set forth the Members’ respective rights and obligations with respect to the Company, (1) provide for the Company’s management, and (1) provide for certain other matters, all as permitted under the Act.
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
Article I
FORMATION OF LIMITED LIABILITY COMPANY
1.1    Formation of the Company; Term.
(a)    The Company was formed as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Act.
(b)    The term of the Company began on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue perpetually until it is wound up and dissolved pursuant to this Agreement and the Act.
(c)    The Second A&R Agreement is hereby amended and restated in its entirety and replaced by this Agreement.
1.2    Name of the Company. The name of the Company is “Wink to Webster Pipeline LLC”, and all Company business and affairs must be conducted in that name or such other names that comply with applicable Law and as the Board may approve from time to time.
1.3    Principal Place of Business. The principal place of business of the Company (the “Principal Office”) shall be located at the office of Operator (or, if applicable, Service Provider), which as of the Effective Date is 22777 Springwoods Village Parkway, Spring Texas 77389, or such other place as the Board may designate from time to time. The Company may have such other offices as the Board may designate from time to time.
1.4    Registered Office and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law.
1.5    Foreign Qualification. The Board is authorized to cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction where such qualification is necessary and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction. The Board is authorized to approve and cause to be executed and delivered such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
1.6    Purpose. The business and purpose for which the Company is formed are: (a) to engage in the Business; (a) to hold and otherwise own and manage all Capital Contributions and all other assets as may be developed, constructed or acquired by or contributed to the Company in accordance with this Agreement; and (a) to engage in all lawful activities necessary, customary or incidental to any of the foregoing activities or other activities approved by the Board. The Company shall have all powers and privileges granted by the Act, any other Law or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s business and purpose as set forth in this Section 1.6.
1.7    No State Law Partnership. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture under any state or federal Law, and neither a Member nor Manager shall be deemed a partner or joint venturer of any other Member or Manager by reason of this Agreement for any purposes, in each case, other than under applicable federal and state Tax Laws as provided in Section 10.1, and this Agreement shall not be construed otherwise, it being the intent of the Members that no Member have joint and several liability or vicarious liability for the obligations of any other Member or the Company.
1.8    Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member, Manager, Construction Manager, Service Provider or Operator, individually or collectively, shall have any ownership interest in the Company’s assets or any portion thereof by virtue of being a Member, Manager, Construction Manager, Service Provider or Operator.
1.9    Membership Interests; Admission of New Members.
(a)    There shall be one (1) class of limited liability company interests of the Company referred to as “Membership Interests.” The Membership Interests shall not be certificated and shall be represented by Percentage Interests. The Percentage Interests of the Members as of the Effective

Date are set forth in Exhibit D hereto. The holders of Membership Interests shall have the rights, preferences, privileges, restrictions and obligations set forth in this Agreement and the Act.
(b)    The Board shall have the right without the consent of any Member to amend Exhibit D hereto to reflect changes and adjustments resulting from the admission of any new Member, any Transfer of Membership Interests and any adjustment to the Percentage Interests set forth in Exhibit D, in each case, in accordance with the terms of this Agreement (provided that a failure to reflect such change or adjustment on Exhibit D shall not prevent any otherwise valid change or adjustment from being effective). The Board shall provide each Member with a copy of any amendment to Exhibit D within thirty (30) days after adoption thereof.
(c)    The admission of Exxon, Plains, Centurion, MPLX, Delek and Rattler to the Company is hereby confirmed, with each such Member holding the Membership Interests representing the Percentage Interests set forth in Exhibit D hereto. Additional Persons may be admitted to the Company as Members upon a Transfer of Membership Interests or a Packaged Sale, in each case, in accordance with the terms of Article VIII, or upon the issuance of Membership Interests by the Company that has been approved in accordance with this Agreement.
1.10    Resignation and Withdrawal. Each Member hereby covenants and agrees that it will not, and shall have no right to, resign or withdraw from the Company as a Member and shall not have the right to cause the expulsion of a Member and irrevocably waives any and all rights of a resigning or withdrawing member under Section 18-604 of the Act or otherwise and the right to cause such expulsion.
ARTICLE II
REPRESENTATIONS AND CERTAIN OBLIGATIONS OF THE MEMBERS
2.1    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member as follows as of the Effective Date (or such later date such Member is admitted as a Member of the Company):
(a)    it is duly formed, validly existing and in good standing under the Laws of the state of its formation and, if required by Law, is duly qualified to conduct business and is in good standing in each jurisdiction in which ownership of its property or the character of its business requires such qualification;
(b)    it has full corporate, limited liability company, partnership (limited or general), trust or other applicable power and authority to execute and deliver this Agreement and [_______], thereunder, and all necessary consents and actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member and, [_______], in each case, have been duly taken or received, as applicable;
(c)    (i) no consents are required from any Person for such Member to execute and deliver this Agreement and, [_______], (i) such Member has duly executed and delivered this Agreement and, [_______], and (i) this Agreement and, [_______], in each case, assuming the due authorization, execution and delivery by each other party hereto or thereto, as applicable, is enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity);
(d)    its authorization, execution, delivery and performance of this Agreement and, [_______], does not conflict with, violate or constitute a breach of or under (and will not constitute a conflict, violation or breach with the passage of time, the giving of notice or both under) (i) any charter instrument or other agreement or instrument governing such Member, (i) any material obligation under any material agreement or arrangement to which such Member is a party or by which any of its assets are bound or (i) any Law applicable to such Member or its assets or properties;
(e)    it (i) has been furnished with such information about the Company and the Membership Interests as such Member has requested, (i) is sophisticated and experienced in the evaluation, development, engineering, procurement, construction, purchase, ownership, marketing and operation of pipeline assets and related facilities and has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Membership Interests, (i) is able to bear the economic risks of investing in the Membership Interests of the Company, does not require the liquidity of this investment and could sustain a loss of its entire investment in the Company should such a loss occur, and (i) is an “accredited investor” within the meaning of the Securities Act (and the regulations thereunder);
(f)    it is acquiring its Membership Interest for its own account for investment purposes and not with a view to distribution or sale thereof;
(g)    it has been informed and acknowledges that its Membership Interest has not been registered under the Securities Act or registered or qualified under any state securities Law and the Company and the other Members are relying upon such Member’s representations and warranties herein in determining the availability of exemptions from registration or qualification of the issuance of the Membership Interests described herein under applicable federal and state securities Laws;
(h)    it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company;
(i)    in making its decision to enter into this Agreement and to consummate the transactions contemplated herein such Member, (i) except to the extent of the express representations and warranties in this Section 2.1 made by any other Members, has not relied on the Company or any other Member for its investigation and evaluation of the Company and its assets and has not relied on any comments, statements, financial projections, financial statements, budgets or other materials made or given by the Company or any other Member or any representatives or consultants or advisors engaged by the Company or any other Member and (i) has satisfied itself through its own due diligence as to the contractual arrangements and other matters affecting the Company,
(j)    there is no investigation, suit, arbitration, mediation, action, litigation or other proceeding by or before any Governmental Entity, mediator or arbitrator pending, or to such Member’s actual knowledge, threatened in writing against such Member that could reasonably be anticipated to have a material adverse effect on such Member or such Member’s ability to perform its obligations hereunder; and
(k)    such Member is capable of funding its Percentage Interest of the Project Budget attached hereto on the Effective Date plus ten percent (10.0%) in excess thereof with sufficiently available cash on hand or cash that is otherwise readily available to such Member pursuant to such Member’s credit facilities with financial institutions or from its Ultimate Parent pursuant to the Guaranty Agreement provided by such Ultimate Parent.
2.2    Unregistered Securities.
(a)    THE MEMBERSHIP INTERESTS DESCRIBED AND REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.
(b)    THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER, OR PREEMPTION OF, THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY WHICH, UPON REQUEST, MAY INCLUDE THE DELIVERY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.
2.3    Confidentiality.
(a)    “Confidential Information” means all non-public information and documents received from or otherwise relating to the Facility, the Company or any of its Subsidiaries, whether in written, oral, electronic, or visual form or in any other media, including information which is proprietary or a trade secret or which relates to the Company’s (or any of its Subsidiaries’) business, operations, prospects, assets, liabilities, business plans, research, analyses, studies, models or strategies, actual or projected expenses or finances, lenders, suppliers, vendors and customers, pricing lists and information, bids, customer, supplier and vendor lists, maps and contracts of the Company or any of its Subsidiaries, books and records of the Company or any of its Subsidiaries and the terms of this Agreement. Each Member agrees that, subject to Section 12.1 of each of the Construction Agreements and Section 11.1 of the Operating Agreement, the Confidential Information (x) relating to the WTW Owned Assets and/or the Company’s separate business is owned by the Company and (y) relating to the Joint Pipeline is owned by the Company and Joint Owner. Each Member agrees not to disclose, without the prior written consent of the Board, such Confidential Information for any purpose other than (i) with respect to any Confidential Information, disclosure to another Member or disclosure by a Member to its Affiliates or its or its Affiliates’ directors, officers, managers, equity owners, employees, counsel, financial and tax advisors, ratings agencies, investors or lenders for a valid business purpose, or (ii) in the case of Confidential

Information relating to the Joint Pipeline, in addition to those Persons described in clause (i), disclosure to Joint Owner or its Affiliates’ directors, officers, managers, equity owners, employees, counsel, financial and tax advisors, ratings agencies, investors or lenders for a valid business purpose; provided that (A) such recipient has a clear need to know the Confidential Information and (B) no Member shall disclose to its marketing Affiliates or such marketing Affiliates’ directors, officers, managers and employees any competitively sensitive information of the Company, (iii) disclosure as necessary in carrying out such Member’s duties or obligations as set forth in this Agreement or in another written agreement executed by such Member and the Company or (iv) disclosure as necessary and appropriate in the ordinary course of the Company’s Business or the business of any of its Subsidiaries, including to customers and potential customers of the Company or any of its Subsidiaries. Any recipient of Confidential Information shall be advised of its confidential status, and the disclosing Member shall be responsible for any breaches hereof by any Person to whom such Member provides Confidential Information. The restrictions on confidentiality applicable to each Construction Manager, Service Provider and Operator (in each case, to the extent such Person is acting in such capacity) are as set forth in the relevant Construction Agreement, the Administrative Services Agreement and the Operating Agreement, respectively.
(b)    The restrictions in Section 2.3(a) shall not apply to Confidential Information which:
(i)    enters the public domain other than by act or omission in violation of this Agreement;
(ii)    is already in the possession of a Member or any of its Affiliates before disclosure to it pursuant to this Agreement, which was not acquired directly or indirectly from the Company or any of its Subsidiaries, a Member or their Affiliates and which is not the subject of a confidentiality agreement in favor of the source of such information;
(iii)    is lawfully obtained from a Third Party that is reasonably believed to have the right to disclose such information;
(iv)    is developed or created by a Member or any of its Affiliates independently of this Agreement;
(v)    is disclosed by a Member or any of its Affiliates to a Third Party contemplating acquiring, directly or indirectly, the Membership Interests or an Equity Interest in such Member in order to permit such Third Party to evaluate the purchase; provided that (A) such Third Party shall have, prior to any such disclosure, entered into a confidentiality agreement with such Member or its Affiliate on terms no less strict than the terms of this Section 2.3 and providing that the Company shall be a third-party beneficiary thereof entitled to enforce the confidentiality obligations set forth therein as if a party thereto, (A) the disclosing Member shall be liable for any further disclosure by such Third Party in breach of this Agreement or such confidentiality agreement, and (A) such disclosing Member shall promptly provide an executed copy of such confidentiality agreement to the other Members and shall maintain a list of all Confidential Information provided to such Third Party and provide a copy of the same to the other Members upon request;

(vi)    is requested by any Governmental Entity, including in response to a subpoena or by the order or decree of a Governmental Entity; provided, however, that (A) the disclosing Member (or its Affiliates) uses commercially reasonable efforts to give prompt written notice to the Company prior to such disclosure, if practicable and lawfully permitted to do so, (A) the disclosing Member shall reasonably cooperate with the Company, at the Company’s request and expense, so that the Company may seek to obtain a protective order, confidential treatment or other remedy, and (A) the disclosing Member (or its Affiliate) shall disclose only such portion of the Confidential Information that it deems in good faith, after consultation with internal or external legal counsel, it is legally required to disclose; and
(vii)    a Member or its Affiliate is required to disclose under applicable Law, including federal or state securities Laws or applicable stock exchange rules or regulations (it being agreed that disclosure by a Member or its Affiliates of information regarding the Business that is consistent with the type and nature of information disclosed by such Member or its Affiliates in its periodic reports and guidance filings with respect to similar businesses or assets shall be deemed to be required to be disclosed pursuant to such securities Laws or stock exchange regulations). However, if such disclosure is required in connection with an Action, then, to the extent permitted by Law, (A) prior to such disclosure, the disclosing Member (or its Affiliate) shall notify the Company in writing with respect to which such information relates that the disclosing Member (or its Affiliate) believes such disclosure is required and (A) the disclosing Member (or its Affiliate) shall disclose only such portion of the subject information that it deems in good faith, after consultation with internal or external legal counsel, it is legally required to disclose. For purposes of clarity, no Member shall be required to comply with the immediately preceding sentence in connection with disclosures made pursuant to applicable federal or state securities Laws or applicable stock exchange rules or regulations, and each Member shall be permitted to disclose such Confidential Information as is required to be disclosed pursuant to applicable federal or state securities Laws or applicable stock exchange rules or regulations, without being in breach of this Agreement.
(c)    Without the consent of any Person, any Member or Affiliate of a Member may disclose the fact that such Member holds Membership Interests (and the Percentage Interest related thereto), whether in the form of investor presentations, industry conference presentations or similar disclosures.
(d)    [_______]
2.4    Publicity. Without limiting the rights of any Member pursuant to Section 2.3(c), no Member shall issue or make, or permit any of its agents or Affiliates to issue or make, any press release, public statements or other public disclosures (including in investor presentations, industry conference presentations or similar disclosures) with respect to any competitively sensitive Confidential Information, this Agreement or any Transaction Agreement, or any of the activities contemplated hereby (or thereby) (any such release, statement or disclosure, a “Press Release”), unless (a) such release, statement or disclosure is consistent with the type and nature of information previously disclosed by such Member or its Affiliates with respect to similar businesses or assets or (a) such releasing or disclosing Member (i) first provides a copy of the portion of the Press Release containing such information to the Board, and, if the disclosures relate to the Joint Pipeline, the Executive Committee, reasonably in advance of the proposed release date so as to allow the Board and/or the Executive Committee, as applicable, to provide comments thereto, and (i) obtains the prior written consent of the Board, and, if the disclosures relate to the Joint Pipeline, the Executive Committee, to such disclosure (which consent, in each case other than with respect to competitively sensitive information, may not be unreasonably withheld, conditioned or delayed); provided, however, that (A) no such consent shall be required if such Press Release is deemed in good faith by the releasing or disclosing Member, after consultation with internal or external legal counsel, to be required by applicable Law, including federal or state securities Laws or the rules and regulations of any Governmental Entity, or by applicable rules or regulations of a recognized stock exchange and (A) use of any Member’s name or Joint Owner’s name in any Press Release shall require the prior written consent of such named Member or Joint Owner, as applicable. Notwithstanding the foregoing, this Section 2.4 does not restrict any announcements by Operator, Service Provider or any Construction Manager (in each case, to the extent such Person is acting in such capacity) made in accordance with the terms of the Operating Agreement, the Administrative Services Agreement or the relevant Construction Agreement, as applicable.
ARTICLE III
DEVELOPMENT AND CONSTRUCTION OF THE FACILITY; PROJECT OPPORTUNITIES
3.1    Development and Construction of the Facility.
(a)    Project Execution Plans. The Members acknowledge and agree that attached hereto as (i) Exhibit C-1 is the project execution plan and budget for the Company’s design, engineering, procurement, construction, development, funding, and placement into service of the WTW Pipeline System (as amended, supplemented or otherwise modified from time to time in accordance with this Agreement, and together with the “WTW Project Budget” comprising a part thereof, the “WTW Project Execution Plan”) and (ii) Exhibit C-2 is the project execution plan and budget for the Company’s design, engineering, procurement, construction, development, funding, and placement into service of the Baytown to Webster System (as amended, supplemented or otherwise modified from time to time in accordance with this Agreement, and together with the “BTW Project Budget” comprising a part thereof, the “BTW Project Execution Plan”). Each of Plains Construction Manager and BTW Construction Manager shall have the right, without approval of the Board, to make revisions and clarifications to the WTW Project Execution Plan or the BTW Project Execution Plan, respectively (but not any revisions to the WTW Project Budget, the BTW Project Budget or the associated work schedules) that are in the nature of clean up or otherwise are necessary or appropriate to cause such instruments to be consistent with the scope of work reflected in the WTW Project Budget and associated work schedule or the BTW Project Budget and associated work schedule, as applicable, within thirty (30) days after the Effective Date, and the final versions thereof shall be deemed incorporated herein. The project execution plan and budget for the Company’s (together with Joint Owner pursuant to the JOA) design, engineering, procurement, construction, development, funding, and placement into service of the Joint Pipeline (as amended, supplemented or otherwise modified from time to time in accordance with this Agreement, the Joint Pipeline

Construction Agreement and the JOA, and together with the “Joint Pipeline Project Budget” comprising a part thereof, the “Joint Pipeline Project Execution Plan”) is attached to the Joint Pipeline Construction Agreement. The WTW Project Execution Plan, the BTW Project Execution Plan and the Joint Pipeline Project Execution Plan are each consented to and approved by the Members in all respects.
(b)    Construction Management Committee. [_______]
3.2    Expansion Projects and Expansions. [_______]
3.3    Pre-Approved Connections. [_______]
ARTICLE IV
MANAGEMENT OF THE COMPANY
4.1    Management by Members Through the Board.
(a)    The management of the Company is fully vested in the Members, acting exclusively in their Member capacities. To facilitate the orderly and efficient management of the Company, the Members shall act collectively as a “committee of the whole” which is hereby named the “Board.” Persons serving on the Board are referred to as “Managers” for convenience, but the Company shall not be governed by “managers,” as such term is used in the Act, it being understood that the Managers do not constitute “managers” as such term is used in the Act. Except for matters expressly set forth in this Agreement as requiring the consent or vote of the Members, each Member hereby (i) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act and (i) waives its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act. Except for any valid delegations of authority by the Board from time to time (including (A) pursuant to any Construction Agreement, the Administrative Services Agreement or the Operating Agreement and (B) to Officers), the Board shall have full, exclusive and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and all other acts or activities customary or incidental to the management of the Company and the Business. Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and the Managers of the Company. The Board shall have the power to delegate its authority and hereby does delegate such authority to Construction Managers, Service Provider and Operator, in each case as and to the extent expressly set forth in the relevant Construction Agreement, the Administrative Services Agreement and the Operating Agreement, respectively. The Board also hereby delegates to the WTW Construction Management Committee the authority to consent to and approve Material Construction Contracts (excluding Affiliate Contracts) pursuant to Section 3.1(b)(iii)(B) and 3.1(b)(iii)(C) and the terms of the relevant Construction Agreement.
(b)    Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Board in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether such action actually is taken in compliance with the provisions of this Agreement. Board approval shall not be required for any matters (i) that are expressly delegated to a Construction Manager pursuant to the relevant Construction Agreement or any other construction agreement entered into with respect to an Expansion or an Expansion Project, to Service Provider pursuant to the Administrative Services Agreement, to Operator pursuant to the Operating Agreement or Section 4.7(j), or to the WTW Construction Management Committee pursuant to Section 3.1(b)(iii)(B) and 3.1(b)(iii)(C) and the relevant Construction Agreement, or (i) that are otherwise expressly permitted to be undertaken by a Construction Manager pursuant to the relevant Construction Agreement or any other construction agreement entered into with respect to an Expansion or an Expansion Project, Service Provider pursuant to the Administrative Services Agreement or Operator pursuant to the Operating Agreement without Board approval. All actions of a Member with respect to the Board shall be taken through those persons it designates to act on its behalf as a Manager. Except as otherwise expressly provided in this Agreement or unless the Board has authorized such Manager to take such action, no Manager in his or her individual capacity shall have the authority to bind the Company, such powers being reserved to the Managers acting through the Board or retained by the Members. The Board may, by written consent, delegate additional matters to any Construction Manager, Operator or Service Provider (any such written consent, a “Delegation by Written Consent”). Any such Delegation by Written Consent shall specify the level of approval required in order for the Board to modify, change, revoke or otherwise alter such Delegation by Written Consent, and any such modification, change, revocation or alternation of such Delegation by Written Consent shall not be effective unless the required level of consent of the Board specified therein is obtained.
4.2    Compensation. The Managers shall not receive any compensation from the Company for their service hereunder on the Board or any committee thereof.
4.3    Board Composition; Initial Managers; Initial Alternate Managers.
(a)    The Board shall initially consist of six (6) natural persons serving as Managers. The number of Managers comprising the Board shall increase by one (1) natural person for each Other Member upon admission of each such Other Member to the Company. Notwithstanding anything in this Agreement to the contrary, if a Member is in Default, the Board shall automatically decrease for voting purposes to the number of Managers appointed by the Members that are not in Default. Each Member and each Other Member (upon admission to the Company) shall be entitled to appoint one (1) Manager to the Board. The initial Managers and the initial Alternate Managers (as defined below) as of the Effective Date are set forth in Schedule 4.3. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation in accordance with this Article IV.
(b)    Each Member shall have the right to designate one (1) person to serve as a replacement for its Manager at any Board meeting at which any such Manager is unable to attend (each an “Alternate Manager”). The term “Manager” shall also refer to any Alternate Manager that is actually performing the duties of the applicable Manager in lieu of that Manager. The act of an Alternate Manager shall be deemed the act of the Manager for which such Alternate Manager is acting without the need to produce evidence of the absence or unavailability of such Manager, and when an applicable Alternate Manager is acting in the place of an applicable Manager, such Alternate

Manager shall have all rights and authority of the Manager for whom such Alternate Manager is acting.
(c)    Each Manager shall have the full authority to act on behalf of the Member that designated such Manager, and all Members and the Company shall be bound by all actions taken by the Board in accordance with this Agreement.
4.4    Removal; Resignation and Replacement of Managers. Each Member shall have the right to remove its Manager or Alternate Manager at any time, for any reason or no reason, effective upon written notice to all other Members. A Manager, including any Alternate Manager, may resign at any time for any reason or no reason by giving written notice to the Board. Should any Manager, including any Alternate Manager, be unwilling or unable to continue to serve, or otherwise cease to serve (including by resignation or reason of his or her involuntary removal), then only the Member that appointed such Manager shall be entitled to fill the resulting vacancy on the Board, and such replacement Manager shall be effective upon written notice to all other Members.
4.5    Meetings of the Board.
(a)    General. The Board shall meet at least twice in each calendar year, with one meeting between January and June and a second meeting between July and December. Additional meetings of the Board shall be held at the request of any Manager representing Member(s) holding Membership Interests representing fifteen percent (15%) or more of the aggregate Percentage Interests of all Members.
(b)    Notice of Board Meetings. Written notice of the time and place of all meetings of the Board must be given to all Managers and Alternate Managers at least five (5) Business Days prior thereto. Special meetings of the Board to deal with Emergencies may be called by providing at least six (6) hours’ notice prior to the meeting to all Managers and Alternate Managers. Any such notice, or waiver thereof, need not state the business to be transacted at or the purpose of such meeting except as otherwise required by applicable Law. Any Manager (or Alternate Manager, as applicable) may waive notice of any meeting by the execution of a written waiver prior to, at or subsequent to such meeting. The attendance of a Manager (or Alternate Manager, as applicable) at a meeting (including pursuant to Section 4.5(d)) shall constitute a waiver of notice of such meeting, except where such Manager (or Alternate Manager, as applicable) attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened. Notice of any meeting of the Board must be given in accordance with Section 12.2.
(c)    Chairman. The Manager appointed by the Member that is (or is an Affiliate of) Service Provider or Operator (as applicable) shall preside as the chairman at all meetings of the Board. Such Manager or its designee shall act as the secretary of the meeting and shall make a written record of the proceedings thereof which shall be provided to the other Managers promptly after the meeting.
(d)    Telephonic Conference. Managers may participate in and hold a meeting of the Board by means of conference telephone, videoconference equipment or similar communications equipment by which all Persons participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(e)    Manager Authority. Each Manager shall have the full authority to act on behalf of the Member that appointed such Manager, and all actions and decisions taken by the Board in accordance with this Agreement, whether at a meeting or through a written consent in lieu of a meeting, shall be binding on all Members and the Company, and the Members other than the Member that appointed such Manager shall be entitled to rely upon all actions and decisions of such Manager without further inquiry or investigation as to the actual authority (or lack thereof) of any Manager.
(f)    Quorum; Voting Thresholds.
(i)    Quorum. The attendance of Manager(s) at a meeting appointed by Member(s) holding at least the minimum number of Percentage Interests entitled to vote on or approve the applicable action or decision to be voted on or consented to at such meeting shall constitute a quorum of the Board for the transaction of business with respect to such action or decision.
(ii)    Voting Thresholds.
(A)    All matters and decisions designated in this Agreement to be voted on or approved by the Board shall be voted on or approved by Majority Consent of the Board unless such decision is specifically designated in this Agreement as requiring [_______].
(B)    For purposes of determining whether the Board voting thresholds referenced in this Agreement have been satisfied, the vote of the Manager (or Alternate Manager, as applicable) appointed by the relevant Member shall, subject to Sections 4.3(a) and 4.12(b), be equal, in the aggregate, to the Percentage Interest (at the time of such vote) of the Member who appointed such Manager. Specifically, subject to Sections 4.3(a) and 4.12(b), the Manager appointed by the relevant Member shall be entitled to one vote for each whole Percentage Interest held by the Member that appointed such Manager and to the applicable fraction of a vote for the portion of any Percentage Interest which is less than one (1) whole percent and is held by the Member that appointed such Manager. For the avoidance of doubt, the aggregate voting percentage that each Member is entitled to shall be equal to such Member’s Percentage Interest.
(g)    Action by Managers without a Meeting. Any action which may be voted on or approved by the Board at a duly called and convened meeting of the Board may be voted on or approved without notice and without a meeting if a written consent setting forth the action to be taken is (i) contemporaneously circulated to all Managers and (ii) executed by the Manager(s) appointed by Member(s) holding at least a minimum number of Percentage Interests required in order to vote on or approve such action at a duly called and convened meeting of the Board. Any matter or decision voted on or consented to by written consent of the Board in lieu of a meeting of the Board may be voted or consented to by electronic communication (including electronic mail) and voting or consenting in such manner constitutes an original, executed vote or consent on the applicable decision or matter. The resolutions, written consents or electronic communications of the members of the Board shall be filed with the minutes of the proceeding of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
(h)    Proxies. A Manager may vote at any meeting of the Board by executed proxy delivered to any Manager. A proxy shall be revocable unless it states otherwise, and attendance of the appointing Manager at such meeting shall be deemed to revoke any proxy with respect to matters to be voted on or approved at such meeting. Alternate Managers may attend all Board meetings even if the Manager for which they are serving as the alternate attends the meeting.
4.6    Supermajority Consent Decisions. Subject to Section 4.15 (if applicable), neither the Company nor any of its Subsidiaries shall take, and, none of Construction Managers, Service Provider, Operator or Executive Committee Representative shall be permitted under the relevant Construction Agreement, the Administrative Services Agreement, the Operating Agreement or the JOA, respectively, to cause the Company or any of its Subsidiaries to take any of the following actions, or to vote under the JOA to take any of the following actions, without having obtained the Supermajority Consent of the Board:
(a)     (i) [ _______ ] or (ii) except for adjustments made pursuant to clause (ii) of Section 4.6(f), amend the Annual Budget or any Annual Budget then-applying pursuant to clause (i) above; provided that Supermajority Consent of the Board shall not be required to fund amounts above the Annual Budget if a Member or Members has elected to make Additional Capital Contributions in respect of such excess amounts pursuant to a Capital Call Notice provided in accordance with Section 7.4;
(b)    approve any solution with respect to a Budget Dispute in accordance with Section 4.11(a);
(c)    grant a Lien on, or otherwise encumber, any assets of the Company, other than (i) a Lien to secure indebtedness incurred pursuant to Section 4.7(e) or otherwise approved pursuant to Section 4.5 and (ii) Permitted Liens;
(d)    adopt or materially change the Company’s accounting policies to anything that is inconsistent with GAAP and Regulation S-K of the Securities Act;
(e)    prior to the In Service Date, spend funds in excess of one hundred ten percent (110.0%) of the aggregate amount of the Project Budget attached hereto on the Effective Date (the “Construction Cost Threshold”), provided that Supermajority Consent of the Board shall not be required to fund amounts above the Construction Cost Threshold if a Member or Members has elected to make Additional Capital Contributions in respect of such excess costs pursuant to a Capital Call Notice provided in accordance with Section 7.3;

(f)    after the In Service Date, spend funds in excess of one hundred ten percent (110.0%) of the aggregate amount of the then-current Annual Budget (as may be amended pursuant to Section 4.6(a) or clause (ii) of this Section 4.6, the “Operating Cost Threshold”), provided that Supermajority Consent of the Board shall not be required to fund amounts above the Operating Cost Threshold (i) if a Member or Members has elected to make Additional Capital Contributions in respect of such excess costs pursuant to a Capital Call Notice provided in accordance with Section 7.4 or (ii) if such amounts are attributable to energy expenses or chemical expenses that vary based on the actual volumes of crude oil or condensate flowing through the Facility (in which case the then-current Annual Budget will be adjusted to reflect the expenses attributable to such actual volumes);
(g)    enter into a joint venture or acquire any equity interest in any other Person;
(h)    hire any employees; provided, however, that if approval has been obtained pursuant to this Section 4.6 for the Company to hire a particular category of employee, then the hiring of additional employees within such category shall not require separate approval to the extent the cost for such additional employees are included in an approved Annual Budget;
(i)    determine the Agreed Value of any Contributed Property;
(j)    guarantee obligations of any Person other than the Company or any Subsidiary or provide any indemnity not in the ordinary course of business, including indemnifying or advancing expenses to any Person other than an Indemnitee pursuant to Section 5.1(c);
(k)    change the Company’s Accountants to any firm other than Ernst & Young, Deloitte & Touche, KPMG or PricewaterhouseCoopers;
(l)    take any (i) non-administrative actions or (ii) actions expected to result in payments by the Company or any of its Subsidiaries, or payments by any Member, in excess of $[_______], in each case, in connection with a Tax Audit (other than a Push-Out Election or determination not to make a Push-Out Election);
(m)    make any tax election not otherwise required or permitted under Article IX and Article X and that would reasonably be expected to have an overall tax impact in excess of $[_______] with respect to any Member (or, collectively, its direct or indirect owners);
(n)    initiate, settle or compromise any litigation or third party claims involving the Company or its Subsidiaries involving potential liability or recovery in excess of $[_______], other than any third party claims that may be initiated, settled or compromised by a Construction Manager under any Construction Agreement or Operator under the Operating Agreement;
(o)    waive, or consent to the waiver by the Company of, any rights under this Agreement;
(p)    determine the amount of cash reserves for purposes of determining Available Cash;
(q)    form a Subsidiary of the Company other than a wholly-owned Subsidiary;

(r)    cause the Company to voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;
(s)     (A) expand the scope of authority delegated to the Approved Officer Positions or any subsequently created officer positions or (B) designate new categories of officers, and delegate the associated authority to such categories of officers, pursuant to Section 4.14(a), other than the Approved Officer Positions set forth on Schedule 4.14;
(t)    determine or redetermine the Fair Market Value of the Company’s assets in connection with any event described in clause (b), (c) or (d) of the definition of Carrying Value;
(u)    enter into or materially amend any Material O&M Contract;
(v)    modify, change, revoke or otherwise alter any Delegation by Written Consent that specifies Supermajority Consent of the Board as the required level of consent of the Board; or
(w)    take any action, authorize or approve, make any commitment, or enter into any binding agreement with respect to any of the foregoing matters described in this Section 4.6.
4.7    [_______]
4.8    [_______]
4.1    Unanimous Consent Decisions. Subject to Section 4.15 (if applicable), neither the Company nor any of its Subsidiaries shall take, and, none of Construction Managers, Service Provider, Operator or Executive Committee Representative shall be permitted under the relevant Construction Agreement, the Administrative Services Agreement, the Operating Agreement or the JOA, respectively, to cause the Company or any of its Subsidiaries to take any of the following actions, or to vote under the JOA to take any of the following actions, without having obtained the Unanimous Consent of the Board:
(a)    engage in any business activity that any Member reasonably determines, or that Service Provider or Operator notifies the Members, would generate taxable income to the Members that does not constitute “qualifying income” within the meaning of Section 7704(d) of the Code (as in effect as of the Effective Date), and that would reasonably be expected to be in an amount, when added together with other Company taxable income that does not constitute qualifying income, in excess of five percent (5%) of the gross income of the Company; provided, however, that for purposes of applying this Section 4.9(a), [_______];
(b)    require any Capital Contributions, except for Required Contributions (provided that this Section 4.9(b) shall not apply to any Additional Capital Contributions permitted in accordance with Section 4.6(e), Section 4.6(f) or Section 7.3);
(c)    make a determination that a Push-Out Election required to be made pursuant to Section 10.5(a) is not in the best interests of the Company or any of the Members, as applicable;

(d)    make a non-proportional distribution to the Members (other than (i) as permitted in connection with a Special Expansion Project, and (i) as otherwise expressly contemplated by this Agreement);
(e)    amend the Certificate or the certificate of formation of any Subsidiary of the Company (other than purely administrative amendments);
(f)    cause the dissolution of the Company or any of its Subsidiaries, except as set forth in Sections 11.1(a), 11.1(c) or 11.1(d);
(g)    distribute the assets of the Company in kind, other than in connection with a Dissolution Event;
(h)    except as set forth in Schedule 3.1(a), issue any equity or admit an additional Member, it being agreed that the amendment and restatement of Exhibit D hereto in connection with the Transfer of a Membership Interest permitted by or otherwise approved pursuant to the terms of this Agreement shall not constitute the issuance of new Membership Interests or the admission of an additional Member that requires consent of the Board hereunder;
(i)    consent to the assignment of this Agreement pursuant to Section 12.4;
(j)    divide the Membership Interests into series or classes;
(k)    modify the terms of Section 9.3(b) or Section 10.2(f);
(l)    [_______]
(m)    [_______]
(n)    appoint a Manager other than a Manager appointed to the Board by the Member who is, or whose Affiliate is, the Operator as the Executive Committee Representative;
(o)    modify, change, revoke or otherwise alter any Delegation by Written Consent that specifies Unanimous Consent of the Board as the required level of consent of the Board; or
(p)    make any commitment, or enter into any binding agreement with respect to any of the foregoing matters described in this Section 4.9.
4.2    Affiliate Contracts; Matters Involving Affiliates.
(a)    The Members hereby ratify, confirm and approve the Company’s entrance into, and performance of its obligations under, the Approved Affiliate Contracts. In addition the Members hereby ratify, confirm and approve the appointment of (i) at the election of Exxon, Exxon (or its successor in interest), or one of its (or its successor in interest) Affiliates that is qualified to act as Construction Manager and satisfies the requirements set forth in Section 3.3 of the JOA, as the successor Construction Manager following removal of Plains (or its successor in interest) as Construction Manager pursuant to the WTW Construction Agreement (and such replacement shall not be subject to approval in accordance with Section 4.10(b)) and (i) at the election of Plains, Plains (or its successor in interest), or one of its (or its successor in interest) Affiliates that is qualified to act as Operator or Service Provider and satisfies the requirements set forth in Section 3.3 of the JOA, as the successor Operator or Service Provider, as applicable, following removal of Exxon (or its successor in interest) as Operator pursuant to the Operating Agreement or Service Provider pursuant to the Administrative Services Agreement (and such replacement shall not be subject to approval in accordance with Section 4.10(b)).
(b)    The entry into an Affiliate Contract or the undertaking of any of following actions with respect to an Affiliate Contract or an Affiliate, in each case, by or on behalf of the Company or any of its Subsidiaries, shall require the Majority Consent of the Board (except for the items set forth in Section 4.7(g) which shall require [_______]), excluding the vote of any Manager who is appointed by a Member that is not a Disinterested Member:
(i)    amend, renew or otherwise modify, or grant or agree to any consent, approval or waiver under, or terminate any Affiliate Contract;
(ii)    exercise any audit or review rights under any Affiliate Contract;
(iii)    assert a Claim for a breach or violation of or default under, or exercise any remedies or rights (including curing any breach) under, any Affiliate Contract; and
(iv)    commence in good faith, defend against or settle any dispute in respect of an Affiliate Contract or otherwise, in which a Member or an Affiliate of a Member is a party;
provided, however, that Board approval shall not be required for any Affiliate Contract that involves the purchase by a Member or its Affiliate from the Company of transportation or related services pursuant to any of the Tariffs under spot shipment arrangements.
(c)    The undertaking of any of the following actions, if such actions include the entry into an Affiliate Contract, in each case, by or on behalf of the Company or any of its Subsidiaries, shall require the Supermajority Consent of the Board, excluding the vote of any Manager who is appointed by a Member that is not a Disinterested Member:
(i)    other than pursuant to Section 4.10(a), engage a new Operator or Service Provider meeting the requirements set forth in Section 3.3 of the JOA following the removal of Exxon in accordance with the Operating Agreement or the Administrative Services Agreement, respectively; and
(ii)    other than pursuant to Section 3.2 or Section 4.10(a), engage a new construction manager that, if applicable, meets the requirements set forth in Section 3.3 of the JOA.
(d)    For the avoidance of doubt, the Manager(s) who are appointed by Disinterested Member(s) shall have exclusive control over, and shall make all decisions with respect to, the matters described in Section 4.10(b) and Section 4.10(c), including the prosecution, settlement and/or resolution thereof.
(e)    [_______]
4.3    Certain Disagreements.
(a)    Failure to Approve Actions Requiring Approval by Board. If the Managers fail to approve an Annual Budget (a “Budget Dispute”), then the Managers will consult and negotiate with each other in good faith to find a solution that would be approved by the Board in accordance with this Agreement with respect to such Budget Dispute.
(b)    Consideration by Applicable Persons. If a Manager gives written notice to the other Managers regarding the applicable Budget Dispute, then within five (5) Business Days thereafter, the applicable Budget Dispute will be referred by the Managers to the chief executive officer or other senior executive officer of the Ultimate Parents of each Member (each, a “Parent Executive”) in an attempt to reach resolution. The applicable Parent Executives will consult and negotiate with each other in good faith in an effort to resolve the applicable Budget Dispute. Unless and until the applicable Budget Dispute is otherwise resolved by Parent Executives representing the Percentage Interest equivalent of Supermajority Consent of the Board, the applicable Annual Budget shall be deemed not to be approved, and the provisions of the Operating Agreement relating to Default Budgets shall apply.
4.4    Default; Loss of Voting Rights; Call Option.
(a)    Default. Notwithstanding anything to the contrary in this Agreement, if any Member is in Default (a “Defaulting Member”), until such Default has been cured (or deemed cured) by the Defaulting Member, (i) all voting rights of the Manager appointed by such Defaulting Member will be suspended in accordance with Section 4.12(b), (i) subject to Section 4.12(c), all Transfer rights of such Defaulting Member pursuant to this Agreement will be suspended and (i) all of such Defaulting Member’s rights to receive distributions from the Company will be suspended, such Defaulting Member shall not be entitled to any such distributions, and any distributions that would have been payable to the Defaulting Member shall be deemed distributed to the Defaulting Member and contributed by such Member to the Company towards satisfaction of a Payment Default for all purposes (including applicable tax purposes).
(b)    Loss of Voting Rights. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the proviso in Section 12.6, upon the occurrence (and during the continuance) of a Default of a Member or as set forth in Section 8.1(b),
(i)    such Defaulting Member, all of such Defaulting Member’s Affiliates that are Members, and the Managers appointed by such Defaulting Member or its Affiliates shall not be permitted to consent to or vote directly on any matter to be consented to or voted on by the Board, any Manager or the Members, and the Non-Defaulting Members and their Managers shall have the sole right to consent to, vote on and otherwise participate in or make any decisions with respect to all matters to be voted on or consented to by the Members and the Board, and
(ii)    the Construction Management Representative of such Defaulting Member (and all of such Defaulting Member’s Affiliates that are Members) shall not be permitted to consent to or vote directly on any matter to be consented to or voted on by a Construction Management Committee, and the Construction Management Representatives of the Non-Defaulting Members shall have the sole right to consent to, vote on and otherwise participate in or make any decisions with respect to all matters to be voted on or consented to by a Construction Management Committee.
(c)    Call Option.
(i)    In addition to the other remedies that are available to the Members under this Agreement, if (A) a Defaulting Member is in Payment Default for any reason other than failure to make a Required Contribution after the In Service Date for a Required Upgrade with a value greater than [_______] for which at least Supermajority Consent of the Board was not obtained, or (B) the Non-Defaulting Members are entitled to exercise the Call Option pursuant to Section 8.1(b), the Non-Defaulting Members (in proportion to the respective Percentage Interests of the electing Non-Defaulting Members or in such other proportions as such Non-Defaulting Members shall agree) shall have the option (the “Call Option”) to purchase all (but not less than all) of the Defaulting Member’s Membership Interests at an aggregate purchase price (the “Call Option Purchase Price”) equal to the lesser of (1) eighty percent (80%) of the result of all Capital Contributions made by such Defaulting Member, less all distributions of Available Cash made by the Company to such Defaulting Member; and (1) the Fair Market Value of all of the Defaulting Member’s Membership Interests.
(ii)    Each Non-Defaulting Member shall have a period of thirty (30) days from the date of such Payment Default to deliver written notice to the Members of its exercise of the Call Option (each a “Call Notice”). If more than one Non-Defaulting Member exercises the Call Option, each exercising Non-Defaulting Member shall have the right to buy its pro rata share of the Defaulting Member’s Membership Interests (based on the relative Percentage Interests of the exercising Non-Defaulting Members (or in such other proportions as the Non-Defaulting Members may agree)). If any Non-Defaulting Member does not exercise the Call Option within such thirty (30) day period, the Call Option with respect to such Default shall be irrevocably waived by such Member.
(iii)    Subject to any extension for necessary regulatory approvals, any purchase of Membership Interests pursuant to this Section 4.12(c) shall be consummated within twenty (20) Business Days after delivery of the Call Notice. Any purchase of Membership Interests pursuant to this Section 4.12(c) shall require (A) the payment of the Call Option Purchase Price to be paid in cash, (A) no representation or warranty other than with respect to ownership of the Defaulting Member’s Membership Interests and such Membership Interests being free and clear of all liens and other encumbrances, (A) a covenant with respect to historical tax obligations or reimbursements and other customary covenants. Customary covenants shall not include non-cash consideration for the purchase of such Membership

Interests and (A) the delivery of an Additional Guaranty Agreement in accordance with Article VIII to replace any applicable JOA Guaranty Agreement.
4.5    Subsidiary Boards. The Company shall, and shall cause its Subsidiaries to, take all action necessary to ensure that each of the Members, at their respective options and upon their respective requests and satisfying any applicable legal or regulatory requirements, shall have the right to appoint that number of individuals to serve on the management or governing body of each Subsidiary which would give such Members the same proportionate representation and voting power on such Subsidiary management or governing body as such Members have on the Board. It is expressly understood and agreed that if any particular Board, Manager or Member consent or approval is required hereunder for the Company to take any action or make any determination or decision, then no such action, determination or decision may be taken or made by any Subsidiary without the same Board, Manager or Member consent or approval, as the case may be.
4.6    Officers.
(a)    The Board may, from time to time, designate by Supermajority Consent of the Board categories of officers of the Company and the associated authority delegated to each such category (any such approved category, an “Approved Officer Position”). The initial Approved Officer Positions, and the associated authority delegated to each such Approved Officer Position, are set forth in Schedule 4.14.
(b)    The Board may, from time to time by Majority Consent of the Board, assign, remove, replace and otherwise designate individuals to serve in the Approved Officer Positions (any such individual, an “Officer”). No individual serving as an Officer need be a resident of the State of Delaware, a Member or a Manager. Subject to this Section 4.14(b) and the other provisions in Article IV of this Agreement, any Officers so designated shall have such authority to perform such duties as the Board has or may, from time to time, delegate to them. The Officers appointed by the Board shall report to the Board as requested from time to time. The Board shall assign the title applicable to the relevant Approved Officer Position to each Officer. The assignment of such title shall constitute the delegation to such Officer of the authority and duties specified for such Approved Officer Position by the Board, which duties shall in any event not include any actions reserved to the Board under Section 4.6, Section 4.7, Section 4.8 or Section 4.9 without approval by the Board for such specified matters in accordance with Section 4.6, Section 4.7, Section 4.8 or Section 4.9. Each Officer shall hold office until his or her successor is duly designated and qualified or until his or her death, resignation or removal in the manner provided herein. Any number of Approved Officer Positions may be held by the same person. Any Officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by any member of the Board. Any Officer may be removed at any time, either with or without cause, by the Board. If an Officer resigns or is removed, the Board shall designate a replacement for such Officer, who shall be appointed to fill the relevant Approved Officer Position.
4.7    [_______]

4.8    Executive Committee Representative. The Manager who was appointed to the Board by a Member who is, or whose Affiliate is, the Operator shall automatically be designated as the Company’s Representative (as such term is defined in the JOA) under the JOA (the “Executive Committee Representative”), unless otherwise agreed by Unanimous Consent of the Board. If Board approval is required for the Company to take an action under the terms of this Agreement, the Executive Committee Representative shall not have the authority to take such action in his or her capacity as the Executive Committee Representative without the Board having first provided the requisite consent under this Agreement.
ARTICLE V
INDEMNIFICATION; EXCULPATION; PERMITTED ACTIVITIES
[_______].
Article I
FISCAL YEAR; BOOKS OF ACCOUNT; AUDIT RIGHTS; FINANCIAL REPORTS
1.1    Fiscal Year. The fiscal year of the Company shall be the calendar year unless a different fiscal year is required by applicable tax Law (the “Fiscal Year”).
1.2    Books and Records.
(a)    Proper and complete records and books of account of all Company business shall be kept in conformity with GAAP, subject to normal year-end adjustments. At any reasonable time, a Member or a Member’s designated representative may inspect and copy, at such Member’s expense and subject to the confidentiality obligations herein, the records required to be maintained under this Section 6.2 and any other books and records of the Company.
(b)    The Company shall keep all of the following:
(i)    monthly, quarterly and annual financial statements of the Company, prepared in the ordinary course of business, and auditor reports and supporting work papers, if any, for the five (5) most recent Fiscal Years or such shorter period as the Company has been in existence;
(ii)    copies of the Company’s federal, state and local tax returns for which the applicable statute of limitations has not yet lapsed, but in all events not less than five (5) years or such shorter period as the Company has been in existence;
(iii)    a current list of the full name and last known business or mailing address of each Member and Manager;
(iv)    a copy of this Agreement and the Certificate and all amendments to this Agreement or the Certificate, together with executed copies of any written powers of attorney pursuant to which any of the foregoing has been executed;

(v)    bank statements and other information regarding the amount of cash held by the Company;
(vi)    a complete description and statement of the Agreed Value of any property or services contributed or agreed to be contributed by each Member, and the date on which each Member became a Member; and
(vii)    other information regarding the affairs of the Company as is reasonably necessary in accordance with prudent business practices.
1.3    Member Audit and Inspection Rights.
(a)    Upon written notice to any Construction Manager, Service Provider or Operator (as applicable), the Company and all other Members,
(i)    each Member, at its own expense and during normal business hours, shall have the right to audit the Company’s books and records for any Fiscal Year within thirty-six (36) months following the end of such Fiscal Year;
(ii)    [_______]
(iii)    [_______]
(iv)    [_______]
provided, in each case of clauses (i) through (iv), that any other Member may elect to join in any such audit and all Members participating in any such joint audit shall share the cost of such audit equally.
(b)    Subject to Section 6.3(a), if a request is made by a Member to audit the accounts and records of a Construction Manager, Service Provider or Operator, the Company shall cause the relevant Construction Manager, Service Provider or Operator, as applicable (subject to the limitations set forth in the applicable agreement) to cooperate with such request and provide the Member or its representatives access to such accounts and records. Where more than one (1) Member wishes to conduct an audit of the Company’s, a Construction Manager’s, Service Provider’s or Operator’s books and records, the requesting Members shall conduct a joint audit, or jointly direct the Company to conduct an audit, as applicable, in a manner which will result in minimum inconvenience to the Company, the relevant Construction Manager, Service Provider or Operator, as applicable. The Company shall bear no portion of the Members’ audit cost incurred under this Section 6.3. The results of any audit conducted by the Company or any Member shall be distributed to each Member, regardless of whether or not such Member elected to participate in the relevant audit, promptly after the completion thereof.
(c)    The Company shall be subject to only one audit during a calendar year, and any such audit shall be made at the expense of the Member(s) requesting such audit. (i) No Member shall have the right to conduct an audit of the Company for any Fiscal Year more than once, and (ii) no Member shall have the right to, or shall have the right to direct the Company to, conduct an audit of any Construction Manager’s, Service Provider’s or Operator’s accounts and records more frequently than the Company has the right to conduct audits pursuant to the relevant Construction Agreement, the Administrative Services Agreement or the Operating Agreement, as applicable. Any information obtained by the Member(s) in connection with the performance of an audit (whether related solely to the Company or otherwise) shall be subject to the confidentiality provisions of this Agreement.
(d)    Each Member shall have the right to cause the Company to exercise its inspection rights under the JOA and the Joint Pipeline Construction Agreement in accordance with the requirements set forth therein.
(e)    Each Member shall have the right to, or to cause the Company to, exercise its inspection rights under the WTW Construction Agreement, the BTW Construction Agreement, the Operating Agreement and the Administrative Services Agreement in accordance with the requirements set forth therein.
1.4    Reports. The Company shall provide each Member with the following information:
(a)    all information required to be delivered to the Company by Service Provider pursuant to the Administrative Services Agreement, Operator pursuant to the Operating Agreement or any Construction Manager pursuant to the relevant Construction Agreement;
(b)    (i) as soon as practicable (and, in any event, within fifteen (15) days after final approval), copies of any Annual Budget, and any amendment thereto and (i) as soon as practicable (and, in any event, no later than thirty (30) days prior to the proposed date of approval), copies of any proposed Annual Budget;
(c)    as soon as available, but not later than thirty-five (35) days after the end of each calendar month after the Effective Date, except for the month of November, which shall be no later than forty (40) days after the end of such month, a monthly report prepared by Service Provider or Operator, as applicable, in the format of Exhibit I attached hereto (including, after the end of each calendar quarter commencing with the quarter ended March 31, 2019 (excluding each calendar quarter ending December 31), an unaudited balance sheet and the related unaudited statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such immediately preceding calendar quarter, in each case, prepared in accordance with GAAP) and such other information as may be reasonably requested by the Members; provided that, commencing with the first full quarter following the In Service Date, no later than thirty-five (35) days after the end of each calendar quarter, Service Provider or Operator, as applicable, shall provide an unaudited balance sheet and the related unaudited statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such immediately preceding calendar quarter, in each case, reviewed by the Accountants and prepared in accordance with GAAP; provided further that, so long as one or more Members or its Affiliates is required to file such quarterly financial statements with the United States Securities and Exchange Commission (“SEC”) in a Quarterly Report on Form 10-Q or a registration statement filed under the Securities Act, the Company, at the expense of such Member(s), shall provide the Members quarterly financial statements reviewed by the Accountants at least ten (10) business days before the applicable deadline for filing the Form 10-Q or at least ten (10) business days before the filing date of the registration statement;
(d)    as soon as available, but not later than one hundred eighty (180) days after the end of each Fiscal Year (commencing with the Fiscal Year in which the In Service Date occurs), an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of such Fiscal Year and the related audited consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of the Accountants; provided that, so long as one or more Members or its Affiliates is required to file such annual financial statements with the SEC in an Annual Report on Form 10-K or a registration statement filed under the Securities Act sooner than the 180th day after the end of such Fiscal Year, the Company shall provide the Members such annual audited financial statements at least fifteen (15) business days before the applicable deadline for filing the Form 10-K or at least fifteen (15) business days before the filing date of the registration statement and the incremental cost and expense associated with such accelerated preparation will be borne solely by the Members who are subject to such accelerated SEC filing requirements;
(e)    as soon as practical, copies of all material information related to any pending or material threatened Claim or Action or insurance claim affecting the Company;
(f)    quarterly, a quarterly report summarizing all outstanding Claims relating to any Action or other dispute and any settlement or result of any Action or other dispute entered into or relating to the Company that occurred during the prior calendar quarter;
(g)    as soon as practical, copies of all material filings, disclosures or reports submitted to any Governmental Entity by the Company;
(h)    as soon as practical, such other information and access to the Company’s accounting personnel, books and records and auditors as a Member may reasonably request regarding the Company; and
(i)    in the event that a Member must file with the SEC or provide to underwriters or equivalent parties to any capital markets transaction or financing any consents, comfort letters or other support or diligence materials from the Accountants or other auditors of the Company relating to the financial statements described in clause (c) or (d) of this Section 6.4 that are filed with the SEC, then the Company shall provide, or cause the Accountants or applicable auditors to provide to such Member, at such Member’s expense, such consents, comfort letters or other support or diligence materials (including management representation letters) as reasonably requested by such Member.
1.5    Accounts. Prior to the Effective Date, Exxon established a bank account for the Company, which is identified on Schedule 6.5. Exxon may establish and maintain one or more additional separate bank and investment accounts or arrangements for Company funds with such financial institutions and firms that Exxon may select; provided that Exxon gives written notice to each of the Members of the details of any such account promptly thereafter. The Members shall wire all Capital Contributions into the account designated in the relevant Capital Call Notice, and such Capital Contributions shall be transferred to Operator, Service Provider or a Construction Manager, as applicable, in accordance with the Operating Agreement, the Administrative Services Agreement or the relevant Construction Agreement, respectively. Any and all funds deposited or held in any such accounts shall be held for the Company’s account, shall be used by each Construction Manager, Service Provider or Operator, as applicable, for Company business purposes only and shall not be commingled with any funds of any Member, any Construction Manager, Service Provider or Operator.
1.6    Accountants. The Board shall annually engage (or cause Service Provider or Operator to engage) a nationally recognized firm of independent certified public accountants (the “Accountants”) for the Company). The Accountants shall initially be PricewaterhouseCoopers LLP. The Board shall have the authority in its discretion at any time to remove the Accountants and to select replacement Accountants, which in all cases shall be a nationally recognized firm of independent certified public accountants. In addition, the Board may engage (or cause Service Provider or Operator to engage) independent certified public accountants to assist the Company with annual tax compliance, preparation and filing, which may or may not be the same firm as the Accountants.
Article II
CAPITAL CONTRIBUTIONS
2.1    Initial Capital Contributions.
(a)    Prior to the Effective Date or on or before August 1, 2019, Exxon, Plains and Centurion made (or shall make) the Capital Contributions to the Company set forth opposite such Member’s name on Exhibit D in exchange for the Percentage Interest set forth opposite such Member’s name on Exhibit D. [_______], MPLX, Delek and Rattler will make the Capital Contributions to the Company set forth opposite such Member’s name on Exhibit D in exchange for the Percentage Interest set forth opposite such Member’s name on Exhibit D.
(b)    [_______]
(c)    If following the initial Capital Contributions set forth in Section 7.1(a), any Member’s actual Capital Contributions as a percentage of the aggregate of all Capital Contributions made to the Company do not equal such Member’s Percentage Interest, the Capital Call Notices shall provide for, and the applicable Members shall make, “catch-up” Capital Contributions until such time as the actual Capital Contributions of the relevant Member as a percentage of the aggregate of all Capital Contributions made to the Company will equal such Member’s respective Percentage Interest set forth on Exhibit D as of the date hereof.
2.2    Required Capital Contributions.
(a)    Each Member shall make additional cash Capital Contributions pursuant to any Capital Call Notice provided by the Board in accordance with Section 7.4 in connection with the funding of amounts in an amount equal to such Member’s Percentage Interest thereof (each a “Required Contribution”):
(i)    payment of costs and expenses relating to the development and construction of the Facility in accordance with the Project Budget; provided, however, that any Capital Contribution to fund an increase in the Project Budget (or any resulting increase to the Construction Cost Threshold) that does not receive Supermajority Consent of the Board in accordance with Section 4.6(e) shall not be Required Contributions but shall be subject to the Additional Capital Contribution provisions set forth in Section 7.3 and Section 7.4;
(ii)    after the In Service Date, payment of costs and expenses relating to the operation and maintenance of the Facility in accordance with the then-effective Annual Budget up to the Operating Cost Threshold; provided, however, that any Capital Contribution to fund an increase in an Annual Budget (or any resulting increase to the Operating Cost Threshold) that does not receive Supermajority Consent of the Board in accordance with Sections 4.6(a) or 4.6(f) shall not be Required Contributions but shall be subject to the Additional Capital Contribution provisions set forth in Section 7.3 and Section 7.4;
(iii)    without duplication of the amounts described in Sections 7.2(a)(i) and 7.2(a)(ii), payment of costs and expenses incurred in accordance with each of the Construction Agreements, the Administrative Services Agreement or the Operating Agreement (including direct non-routine expenses and any indemnity payment owed to Service Provider pursuant to the Administrative Services Agreement, Operator pursuant to the Operating Agreement or each Construction Manager pursuant to the relevant Construction Agreement);
(iv)    payment of costs and expenses (A) arising from any Emergency (including a casualty event) during the pendency of such Emergency, (A) to repair or replace any material asset of the Company that may be required as a result of an Emergency (including a casualty event), or (A) to make any Required Upgrade;
(v)    payment of costs and expenses related to any Expansion and any Expansion Project (other than a Required Upgrade), in each case, approved by all Members;
(vi)    payment of an Insurance Indemnification Obligation;
(vii)    Capital Contributions required to be made by the Members pursuant to Section 4.9(b); and
(viii)    [_______].
(b)    With respect to any Special Expansion Project approved pursuant to Section 3.2(e), each Participating Member shall make additional cash Capital Contributions in accordance with such Member’s Special Percentage Interest on the date set forth in the Capital Call Notice for such Special Expansion Project Contribution, and such Capital Contribution shall be deemed to be a Required Contribution for such Participating Member.

(c)    With respect to any Additional Capital Contribution approved in accordance with Section 7.3, each Consenting Member shall make additional cash Capital Contributions in accordance with Section 7.3 on the date set forth in the Capital Call Notice for such Additional Capital Contribution, and such Additional Capital Contribution shall be deemed to be a Required Contribution for such Consenting Member.
2.3    Additional Capital Contributions. If the Board receives from any Construction Manager, Service Provider or Operator a Request for Advance for amounts that would result in aggregate spend in excess of the Construction Cost Threshold or the Operating Cost Threshold, as applicable, and determines by Majority Consent of the Board that the Company requires Capital Contributions from the Members to fund such amounts in excess of the Construction Cost Threshold or the Operating Cost Threshold, as applicable (an “Additional Capital Contribution”), the Board shall provide a Capital Call Notice to all Members in accordance with Section  7.4. Any Member whose appointed Manager votes to approve (or consents in writing to approve) such Additional Capital Contribution shall be referred to as a “Consenting Member.” On or prior to the payment date set forth in the Capital Call Notice, each Consenting Member shall be obligated to, and each non-Consenting Member may, fund its Percentage Interest of the Additional Capital Contribution in accordance with Section 7.2(c), and such Additional Capital Contribution shall be deemed a Required Contribution for each Consenting Member; provided, however, that if a non-Consenting Member elects not to fund its Percentage Interest of an Additional Capital Contribution, the Consenting Members shall be obligated to fund the amount of such Additional Capital Contribution that the non-Consenting Member failed to fund, such pro rata share calculated based on each Consenting Member’s Percentage Interest relative to the aggregate Percentage Interests of all Consenting Members or in such other proportion as the Consenting Members agree. Any Member who is not a Consenting Member shall have no obligation to make an Additional Capital Contribution and shall not be in Default or suffer any consequence as a result of (a) the Manager appointed by such Member failing to approve such Additional Capital Contribution or (b) failing to fund such Additional Capital Contribution, except that, upon the funding of an Additional Capital Contribution, the Percentage Interests of each Member shall be recalculated to reflect the amount described in the definition of Percentage Interest.
2.4    Capital Call Notice. Upon receipt by the Board from any Construction Manager, Service Provider or Operator of a Request for Advance for amounts that do not result in aggregate spend in excess of the Construction Cost Threshold or the Operating Cost Threshold, as applicable, or approval by the Board pursuant to Section 4.9(b), 7.2(b) or 7.3 or as provided in Section 7.2(a) or the [_______], the Board shall provide (or cause Service Provider or Operator, as applicable, to provide) written notice to the Members (a “Capital Call Notice”), which notice shall specify the aggregate amount of such Capital Contribution, each Member’s share of such Capital Contribution (if any), and the date (which date (a) with respect to amounts requested from Joint Pipeline Construction Manager and Operator, shall be on or before the first (1st) Business Day of the calendar month succeeding the month in which the relevant Capital Call Notice is received by the Members and (b) with respect to amounts requested under the [_______] and from Plains Construction Manager, BTW Construction Manager and Service Provider, shall be not less than fifteen (15) days following the date that such Capital Call Notice is received by the Members) on which such Capital Contribution is to be made by the relevant Members. All Capital Contributions shall be made to a bank account of the Company in immediately available funds. A Capital Call Notice shall be delivered to the Members in accordance with Section 12.2.
2.5    Withdrawal. No Member shall be entitled to (a) withdraw any part of the Member’s Capital Account or to receive any distributions from the Company except as provided for in this Agreement; (a) demand or receive any assets other than cash in return for the Member’s Capital Account; or (a) be paid interest on any Capital Contributions made to or accumulated in the Company. A Member is not required to contribute to or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
2.6    Payment Default. In the case of any default described in clause (a) of the definition Payment Default, (a) each Member who is not a Defaulting Member (each, a “Non-Defaulting Member”) shall be permitted to fund its share of the amount that the Defaulting Member failed to fund with respect to such Payment Default less any amounts set-off in accordance with Section 9.4(c) (the “Defaulted Amount”) in proportion to its respective Percentage Interests relative to the aggregate Percentage Interests of all Non-Defaulting Members electing to fund such Defaulted Amount, or in such other proportion as the electing Non-Defaulting Members agree (in which case, such Payment Default shall thereupon be deemed to have been cured to the extent of the funded Defaulted Amount for all purposes) and the Percentage Interests (or Special Percentage Interests, in the case of a Payment Default in respect of a Special Expansion Project) of each Member shall be recalculated to reflect the calculation described in the definition of Percentage Interest (or Special Percentage Interest, as applicable), (a) the amount of the Payment Default shall accrue interest from the date of default until paid in full at the Default Rate (as in effect from time to time) and (a) such Defaulting Member shall be subject to the provisions of Section 4.12(c). Promptly following a Defaulting Member’s cure (or deemed cure) of all Payment Defaults, the Company shall distribute any suspended amounts to such Defaulting Member, without interest, in accordance with Section 9.4(c). Upon the occurrence (and during the continuance) of a Default by any Defaulting Member, the Non-Defaulting Members and the Company shall each be entitled to the specific rights and remedies that such Non-Defaulting Member and the Company may have with respect to such Default pursuant to the terms and provisions of this Agreement and the rights and remedies that such Non-Defaulting Member and the Company may have at law or in equity, including the right to instigate Claims or Actions as they may deem necessary or appropriate with respect to such Default.
2.7    [_______]
Article III
RESTRICTIONS ON TRANSFERS AND CHANGES OF CONTROL
[_______]
Article I
CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS
1.1    Capital Accounts.

(a)    The Company shall establish and maintain a separate Capital Account for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement, (i) Profits and other items of Company income and gain allocated with respect to such Member pursuant to Sections 9.2(a) and 9.2(b), and (i) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member, and decreased by (A) the amount of cash or Net Agreed Value of property distributed to such Member pursuant to this Agreement, (A) Losses and other items of Company deduction and loss allocated to such Member pursuant to Sections 9.2(a) and 9.2(b) and (A) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (in the case of clauses (iii) and (C), without duplication of liabilities accounted for in the determination of Net Agreed Value of any property contributed by or distributed to such Member). The provisions in this Section 9.1(a) are intended to comply with Treasury Regulation section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such regulation. Solely for U.S. federal and applicable state income tax purposes (including for purposes of maintaining Capital Accounts for the Members in accordance with this Section 9.1(a)), Delek shall be deemed to have been distributed an amount of cash equal to any imputed interest income allocated to Delek under Section 9.2(b)(ix), as and when such allocations are made.
(b)    A Transferee shall succeed to the pro rata portion of the Capital Account of the Transferring Member relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been transferred during any calendar year shall, if permitted by Law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder
1.2    Allocations for Capital Account Purposes.
(a)    Allocations of Profits and Losses. After giving effect to the special allocations set forth in Section 9.2(b), Profits and Losses (and to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period of the Company (including the Allocation Period in which the dissolution or liquidation the Company occurs) shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 9.2(b) and all distributions of Available Cash and Special Available Cash, as applicable, through the end of such Allocation Period) to equal, as nearly as possible, (i) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Carrying Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Carrying Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Sections 9.4(a) (as modified by clause (F) of Schedule 3.1(a), if applicable), 9.4(b) and 9.4(c), minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. In applying the foregoing, Profits and Losses (and items includable therein) attributable to any Special Expansion Project shall, to the maximum extent possible and without altering the aggregate amounts of Profits and Losses otherwise allocable to the Members under this Section 9.2(a), be allocated among the Members in a manner that takes into account each Member’s economic interest with respect to such Special Expansion Project, including, for the avoidance of doubt, such Member’s obligation to make Special Expansion Project Contributions, and such Member’s entitlement to distributions of Special Available Cash, with respect to such Special Expansion Project.
(b)    Special Allocations. Notwithstanding any other provision of this Section 9.2, the following special allocations shall be made in the following order and priority:
(i)    Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 9.2, if there is a net decrease in Company Minimum Gain during any Company Allocation Period, each Member shall be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 9.2(b)(i), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 9.2(b) with respect to such Allocation Period (other than an allocation pursuant to Sections 9.2(b)(v) and 9.2(b)(vi)). This Section 9.2(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 9.2 (other than Section 9.2(b)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Period shall be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 9.2(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 9.2(b), other than Section 9.2(b)(i) and other than an allocation pursuant to Sections 9.2(b)(v) and 9.2(b)(vi), with respect to such Allocation Period. This Section 9.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Stop-Loss. Losses or other items of loss and expense shall not be allocated to any Member to the extent such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period, and any remaining Losses and other items of loss and expense shall be allocated among Members having a positive balance in their respective Adjusted Capital Account in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.
(iv)    Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 9.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article IX have been tentatively made as if this Section 9.2(b)(iv) were not a part of this Agreement. This Section 9.2(b)(iv) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(v)    Gross Income Allocations. In the event a Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 9.2(b)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Article IX have been tentatively made as if Section 9.2(b)(iv) and this Section 9.2(b)(v) were not a part of this Agreement.
(vi)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Allocation Period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.
(vii)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members as determined by the Board, to the extent permitted by the Treasury Regulations.
(viii)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required,

pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.
(ix)    Special Interest Allocation. [_______]
(c)    Noncompensatory Option Exercise. If a Noncompensatory Option to acquire an interest in the Company is exercised, (i) the Carrying Value of the Company’s property shall be adjusted in accordance with clause(b)(iv) of the definition of Carrying Value, and the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Carrying Value of the Company property) or loss (if the adjustment decreases the Carrying Value of the Company property) from the disposition of such property, (i) such gain or loss shall be allocated first to the Member exercising such Noncompensatory Option (the “NCO Exercising Member”) as and to the extent provided in Treasury Regulations section 1.704-1(b)(2)(iv)(s)(2), (i) any gain or loss remaining after the allocation to the NCO Exercising Member pursuant to clause (ii), above (the “NCO Excess Gain or Loss”), shall be allocated to the other Members in accordance with Section 9.2(a) and Section 9.2(b), as applicable, and (i) if, after making the allocation described in clause (ii), above, the NCO Exercising Member’s Capital Account does not reflect the NCO Exercising Member’s right to share in partnership capital, the Company shall reallocate partnership capital between the other Members and the NCO Exercising Member as and to the extent required under Treasury Regulations section 1.704-1(b)(2)(iv)(s)(3).
1.3    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 9.2.
(b)    In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Carrying Values), income, gain, deduction and loss with respect to any Company property having a Carrying Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “remedial method” under Treasury Regulation Section 1.704-3(d) unless otherwise determined by Unanimous Consent of the Board.
(c)    Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(d)    All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in any manner determined by the Board) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.
(e)    If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations sections 1.704-1(b)(2)(iv)(s)(4) and 1.704-1(b)(4)(x).
1.4    Distributions.
(a)    Distributions of Available Cash. For each calendar month commencing after the In Service Date, the Board shall cause the Company to distribute an amount of cash equal to one hundred percent (100%) of the Available Cash for such calendar month to the Members in accordance with the Members’ respective Percentage Interests; provided that the rights to receive distributions from the Company of any Member who is, or whose Affiliate is, in payment default under any Transportation Agreement will be suspended, and such Member shall not be entitled to any such distributions until such payment default is cured.
(b)    Distributions of Special Available Cash.
(i)    At all times prior to 300% Payout with respect to a Special Expansion Project, Special Available Cash attributable to such Special Expansion Project shall be distributed to the Participating Members on a monthly basis in accordance with their respective Special Percentage Interests for such Special Expansion Project; and
(ii)    From and after 300% Payout with respect to such Special Expansion Project, Special Available Cash shall be treated as Available Cash in accordance with Section 3.2(e)(v) and distributed pursuant to Section 9.4(a).
(c)    Set-off. In addition to the rights set forth in Section 7.6, Company shall suspend, and may set-off against any amounts owed or due and payable as remedies for the relevant event of Default or Cross-Default, any distributions of Available Cash (and, to the extent that the relevant event of Default or Cross-Default is with respect to a Special Expansion Project, any distributions of Special Available Cash with respect to such Special Expansion Project) to which a Member who at the relevant time is in Default or Cross-Default is entitled. Following the cure of the relevant event of Default or Cross-Default, the Company shall distribute an amount equal to the balance of any such suspended distributions of Available Cash or Special Available Cash to the relevant Member with the subsequent monthly distribution of Available Cash or Special Available Cash, as applicable.
(d)    The Act. All distributions required to be made under this Agreement shall be made subject to restrictions set forth in the Act, as applicable.
(e)    Dissolution Event. Notwithstanding Sections 9.4(a) and 9.4(b), in the event of the dissolution and liquidation of the Company, all receipts received during or after the month in which the Dissolution Event occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.2.
Article II
TAX MATTERS
2.1    Tax Status. It is the intention of the Members that the Company be classified as a partnership for U.S. federal and state income tax purposes to the extent allowable by applicable Tax Law, by election or otherwise. The provisions of this Agreement shall be interpreted and applied in a manner consistent with such treatment, and subchapter K of the Code shall apply to all actions taken pursuant to the terms of this Agreement. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation section 301.7701-3.
2.2    Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:
(a)    to use the calendar year as the Fiscal Year of the Company;
(b)    to adopt the accrual method of accounting;
(c)    an election pursuant to Code Section 754 on the initial federal Form 1065 filed by the Company;
(d)    to elect to ratably accrue real property taxes of the Company as permitted by Code Section 461(c);
(e)    to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b) and Code Section 195;
(f)    to elect to take any “bonus depreciation” under Code Section 168(k) (or other applicable provisions of the Code) for all applicable property unless otherwise determined by Unanimous Consent of the Board; provided, however, that the Company will, to the extent allowed under applicable Law, make an election not to take “bonus depreciation,” pursuant to Code Section 168(k)(7) and Proposed Treasury Regulation sections 1.168(k)-2(e)(1) and 1.743-1(j)(4)(i)(B)(1) (or any corresponding provisions of any succeeding proposed, amended or final Treasury Regulations), with respect to any Code Section 743(b) basis adjustment in Company assets attributable to any transaction involving any 743 Elect-out Member (each such Code Section 743(b) basis adjustment, a “Related Adjustment,” and each such election not to take bonus depreciation, a “743 Election Out”), unless such Member provides the Company with written instructions not to make such 743 Election Out, provided that if any such 743 Election Out would prevent “bonus depreciation” from being taken with respect to any other Code Section 743(b) basis adjustment (each such other Code Section 743(b) basis adjustment, a “Non-Related Adjustment”) or other Company property, such 743 Election Out will not be made unless approved in writing by each

Member that engaged in a Transfer that resulted in such Non-Related Adjustment or would otherwise be allocated bonus depreciation on other Company property but for such 743 Election Out; and
(g)    any other election that the Board by Supermajority Consent of the Board as set forth in Section 4.6 may deem appropriate and in the best interests of the Company.
2.3    Partnership Representative. So long as Exxon or its Affiliate is Service Provider or Operator, as applicable, Exxon is hereby designated as the “Partnership Representative” within the meaning of Section 6223(a) of the Code, and shall have all the powers and responsibilities of such position as provided in the Code; otherwise the Partnership Representative shall be the Member that is (or is an Affiliate of) Service Provider, Operator or such other Person selected by the Board. The Partnership Representative shall inform each Member of all significant matters that may come to its attention in its capacity as Partnership Representative by giving notice thereof on or before the tenth (10th) Business Day after becoming aware thereof and, within that time, shall forward to the other Members copies of all significant written communications it may receive in that capacity. The Partnership Representative shall provide each Member, upon request, access to all accounting and tax information, workpapers and schedules related to the Company. The Partnership Representative is authorized to and shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s or any Subsidiary’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings (each a “Tax Audit”), and to expend Company funds for professional services and costs associated therewith; provided, however, that the Partnership Representative shall not take any non-administrative actions or actions expected to result in payments by the Company or any of its Subsidiaries, or payments by any Member, in excess of $[_______] in connection with a Tax Audit (other than a Push-Out Election or determination not to make a Push-Out Election) without the prior Supermajority Consent of the Board as set forth in Section 4.6.
2.4    Tax Returns; Tax Statements and Information.
(a)    Tax Returns. The Partnership Representative shall cause, at the expense of the Company, the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company is required to file tax returns. The Partnership Representative shall provide the other Members an opportunity to review and comment upon any federal income tax return prior to filing such tax returns.
(b)    Tax Statements and Information. On or before the last day of August during the existence of the Company, Service Provider or Operator, as applicable, shall cause each Member to be furnished with all information reasonably necessary or appropriate to file its respective tax reports, including its Schedule K-1, apportionment schedules and a schedule of Company book-tax differences for the immediately preceding tax year. In addition, Service Provider or Operator, as applicable, will cause each Member to be provided with estimates of its capital additions (including tax depreciation life and method for such additions) and retirements through December 31 of each year and a trial balance and balance sheet as of December 31 of each year on or before February 1 of the following year and estimates of all other information reasonably necessary or appropriate to file their respective Tax reports, including information relating to the Member’s Schedule K-1 and apportionment schedules for each year on or before the fifth (5th) day of February of the following year.
2.5    Partnership Tax Audit Matters.
(a)    Push-Out Election. To the maximum extent possible under the Partnership Tax Audit Rules, the Partnership Representative shall make a Push-Out Election; provided, however, the Partnership Representative shall not make such an election if it is determined by Unanimous Consent of the Board as set forth in Section 4.9 that such election is not in the best interests of the Company or any of the Members, as applicable. In connection with such election, each Member (including transferees or successors of any Member) covenants and agrees that it shall (1) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and (1) cooperate with the Company and the Partnership Representative in good faith. Notwithstanding the foregoing, if the Company is required to pay any tax, addition to tax, penalty, or interest following a Push-Out Election because any portion of the applicable Covered Audit Adjustment would otherwise be subject to withholding by the Company under Chapters 3 or 4 of Subtitle A of the Code, any such amounts shall be considered Company Level Taxes with respect to the applicable Members subject to the provisions of Section 10.6.
(b)    Modifications. To the extent that the Partnership Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to make Imputed Underpayment Modifications (taking into account whether the Partnership Representative has received all requisite information on a timely basis from the Members), and each Member shall, as requested by the Partnership Representative, take such actions as may be necessary or prudent for the Partnership Representative to seek an Imputed Underpayment Modification. The Partnership Representative shall use commercially reasonable efforts to provide to each Member information allowing such Member to file an amended federal income tax return or to follow an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return or alternative procedure and payment of any related taxes, additions to tax, penalties, and interest would reduce any Company Level Taxes attributable to the Covered Audit Adjustment.
(c)    Cooperation. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative in connection with any Tax Audit.
2.6    Withholding and Other Tax Payments by the Company.
(a)    General Provisions. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, provincial, local or foreign taxes that the Partnership Representative determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Partnership

Representative determines, in good faith, that such tax (including any Company Level Tax) relates to one or more specific Members, such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.6(a); provided, however, that if a Member reasonably objects to the manner of any such allocation and such Member and the Partnership Representative are unable to agree upon such allocation, any unresolved matters shall be subject to the dispute resolution provisions of Section 12.1. Notwithstanding any provision to the contrary in this Section 10.6(a), the payment by the Company of Company Level Taxes shall, consistent with the Partnership Tax Audit Rules, be treated as the payment of a Company obligation and shall be treated as paid with respect to a Member to the extent the deduction with respect to such payment is allocated to such Member pursuant to the Partnership Audit Rules, and such payment shall not be treated as a withholding from distributions, allocations, or portions thereof with respect to a Member.
(b)    Tax Treatment of Withholding and Other Tax Payments by the Company.
(i)    For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.6 shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to Sections 9.4(a), 9.4(b) and 11.2, as applicable, at the time such offset is made. To the extent that the cumulative amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the applicable underpayment rate for such period, as specified in Section 6621 of the Code, or, at the request of the Board, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding or payment is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. Any such loan shall be satisfied out of distributions to which such Member would otherwise be subsequently entitled (and to the extent satisfied out of such distributions, such amounts shall be treated as distributed to such Member pursuant to Sections 9.4(a), 9.4(b) and 11.2, as applicable, at the time of such satisfaction) until such loan becomes due and payable in full, which shall occur upon such time as the Board (with the consent of Managers appointed by the Members other than the Member to whom a loan is deemed to have been made pursuant to this Section 10.6(b)(i)) requests that the Member pay such amount to the Company.
(ii)    Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Partnership Representative and the Board from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.
(c)    Continued Obligations of Former Members. For the avoidance of doubt, any Person who ceases to be a Member shall be deemed to be a Member for purposes of this Section 10.6, and the obligations of a Member pursuant to this Section 10.6 shall survive indefinitely with respect to any taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.
2.7    Tax Sharing. If the Company is treated as a member of a consolidated, combined or unitary group for Tax purposes with any Member or an Affiliate thereof (a “Member Consolidated Group”), such Member (the “Reporting Member”) shall cause one of the members of such Member Consolidated Group other than the Company to be the reporting or parent entity for any tax return of such Member Consolidated Group and pay the Tax liability due with respect to such Member Consolidated Group. The Members agree that the Company shall promptly reimburse the Reporting Member for any Applicable Tax (as defined below) paid by or on behalf of the Reporting Member or any other member of such Member Consolidated Group; provided, however, that the Members agree that (i) any such Applicable Tax shall be considered as paid on behalf of the Company for U.S. federal income tax purposes, (i) except as provided in clause (iii), below, the Company shall deduct for U.S. federal income tax purposes one hundred percent (100%) of the Applicable Tax and (i) in the event that it is determined, pursuant to a final determination as defined in Section 1313 of the Code, that all or a portion of such deduction may be properly claimed by the Reporting Member, its Affiliate or any other member of the Member Consolidated Group, the Company shall reimburse the Reporting Member only for the after-tax cost of such payment of Applicable Tax. With respect to any Tax of a Member Consolidated Group of which the Company is a member, the “Applicable Tax” shall be equal to the Tax of the Member Consolidated Group that the Company would have paid if it had computed its Tax liability for the applicable period on a separate entity basis (rather than as a member of the Member Consolidated Group). Except as provided in this Section 10.7 with respect to the amount of such Member Consolidated Group’s Tax that the Company is required to reimburse the Reporting Member, the Reporting Member shall indemnify and hold the Company harmless from and against any and all Taxes of the Member Consolidated Group.
2.8    Tax Indemnity.
(a)    Notwithstanding anything in this Agreement to the contrary, if, as a result of a Tax Audit, any Member other than Exxon (each, a “Non-Exxon Member”) is effectively required to include in its income (or such Non-Exxon Member’s direct or indirect owners taxed on a flow-through basis are effectively required to include in their income) for the reviewed year of the Company (as defined in Code Section 6225(d)(1)) or any tax year following the reviewed year, an amount of remedial income in excess of any corresponding remedial deduction for such tax year (such excess, the “Net Remedial Amount”) under Code Section 704(c) to the extent such inclusion is attributable to the transaction described in Section 8.3, Exxon hereby agrees to indemnify and hold harmless each Non-Exxon Member from and against any losses attributable to such income inclusion (as determined for each such tax year pursuant to Sections 10.8(b) and 10.8(c), an “Tax Allocation Claim”).
(b)    Prior to the application of Section 10.8(c), the amount of each Non-Exxon Member’s Tax Allocation Claim shall be equal to:
(i)    the Net Remedial Amount of such Non-Exxon Member for the applicable tax year multiplied by a tax rate equal to 38%, plus

(ii)    underpayment interest on the amount determined in clause (i) computed at the applicable underpayment rate as determined under Code Section 6621(a)(2), minus
(iii)    the present value of the reasonably anticipated future tax reduction attributable to such Net Remedial Amount, assuming: (x) a discount rate of 6% per annum, (y) a tax rate equal to 38%, and (z) that, absent such Tax Audit, such Non-Exxon Member would have recognized such reasonably anticipated future tax reduction in 2034.
(c)    With respect to each Tax Allocation Claim of a Non-Exxon Member, Exxon shall be required to pay an amount to such Non-Exxon Member equal to the quotient of (A) the amount of such Tax Allocation Claim determined under Section 10.8(b), divided by (B) 62%.
Article III
DISSOLUTION, WINDING-UP AND TERMINATION
3.1    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):
(a)    The occurrence of the latest date on which the limited liability company is to dissolve set forth in the Company’s Certificate, if any such date is so specified;
(b)    the Unanimous Consent of the Board;
(c)    at any time there are no Members; or
(d)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
3.2    Winding-Up and Termination. On the occurrence of a Dissolution Event, Service Provider or Operator, as applicable, shall act as the liquidator and the winding up of the Company shall occur in accordance with the following:
(a)    The liquidator shall proceed diligently to wind up the affairs of the Company, including (i) causing an accounting to be made of the Company’s assets and liabilities, (i) causing any notices or filings required to be given or made under applicable Law to be so given or made and (i) selling the Company’s assets for the best price reasonably available (and if the assets are not able to be sold, the assets may be distributed in kind to the Members). Subject to the terms of this Agreement and the Act, the liquidator shall distribute the Company’s assets in the following order: (A) first, pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, including debts and liabilities to creditors that are Members (to the extent permitted by Law) and all expenses incurred in liquidation or otherwise make adequate provision for payment, satisfaction and discharge thereof, to the extent of the Company’s assets, (A) second, make final distributions to the Members in accordance with the positive Capital Account balance of each Member, as determined after taking into account all Capital Account adjustments (other than those made by reason of distribution pursuant to this Section 11.2(a)) for the Allocation Period during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such Allocation Period (or, if later, within ninety (90) days after said date of such occurrence), subject to this Article XI and the Act. The costs of winding up shall be borne as a Company expense. Until the certificate of cancellation is issued by the Delaware Secretary of State, the liquidator shall continue to operate the Company properties with all of the power and authority of Service Provider or Operator, as applicable, and the other Members.
(b)    Notwithstanding anything herein to the contrary, but without limiting clause (B) of Section 11.2(a), to the extent that the liquidator makes any final distributions of the assets of any Special Expansion Project in kind to the Members, the liquidator shall, to the maximum extent possible, make such in-kind distributions to the Members in a manner that is consistent with each Member’s economic interest with respect to such Special Expansion Project (as determined pursuant to Section 9.4(b)).
(c)    All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination.
(d)    The distribution of cash or property to a Member in accordance with the provisions of this Section 11.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.
(e)    After the dissolution of the Company, the liquidator shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or other applicable Law.
3.3    No Deficit Restoration Obligation. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.
Article IV
MISCELLANEOUS
4.1    Governing Law; Jurisdiction and Forum.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.
(b)    Each Member hereto irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of any state or federal court located in Houston, Texas in any Dispute arising out of or relating to this Agreement, and hereby irrevocably agrees that all Claims in respect of such Dispute may be heard and determined in such court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action with respect to such Dispute in any of the foregoing courts. The Members further agree, to the fullest extent permitted by applicable Law, that a final, non-appealable judgment against any of them in any Action with respect to any Dispute shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)    To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
(d)    EACH OF THE PARTIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY OTHER PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.
(e)    EACH MEMBER CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.1.
4.2    Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sent and duly received (a) if by hand, courier or overnight delivery service, on the day of actual documented delivery; (a) if by certified or registered mail, return receipt requested, upon the earlier of the day of actual receipt and two (2) Business Days after deposit in the mail; or (a) if by electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return email or other written acknowledgement), to (i) a Member at its address set forth below (or at such other address as such Member shall designate by like notice), (i) a Manager or Alternate Manager at his or her address or e-mail address on Schedule 4.3 (or at such other address or e-mail address as such Manager or Alternate Manager shall designate by like notice), or (i) the Board at each Manager’s address or e-mail address on Schedule 4.3 (or at such other address or e-mail address as such Manager shall designate by like notice):
If to Exxon:
Exxon Mobil Corporation
22777 Springwoods Village Parkway
Energy 3, 3A.375
Spring, Texas 77389

Attention: Joint Interest Manager
Email: [_______]

With a copy to (which shall not constitute notice):
Exxon Mobil Corporation
22777 Springwoods Village Parkway
Energy 3, 3B.344
Spring, Texas 77389
Attention: Americas Logistics Manager
Email: [_______]

If to Plains:
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: [_______]
Email: [_______]
With a copy to (which shall not constitute notice):
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: [_______]
Email: [_______]
If to Centurion:
Centurion Permian Logistics, LLC
2150 Town Square Place, Suite 395
Sugar Land, Texas 77478
Attention: [_______]
Email: [_______]
With a copy to (which shall not constitute notice):
Centurion Permian Logistics, LLC
2150 Town Square Place, Suite 395
Sugar Land, Texas 77478
Attention: [_______]
Email: [_______]

If to MPLX:

MPLX W2W Pipeline Holdings LLC
200 East Hardin Street

Findlay, OH 45840
Attention: General Counsel

With a copy to (which shall not constitute notice):

MPLX W2W Pipeline Holdings LLC
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
Attention: General Counsel

If to Delek:
Delek US Energy, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention:  [_______]
Email:  [_______]

With a copy to (which shall not constitute notice):

Delek US Energy, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention:  General Counsel
Email:  [_______]

If to Rattler:
Rattler Midstream Operating LLC
500 W Texas Ave., Suite 1200
Midland, TX 75701
Attention: [_______]
Email: [_______]

With a copy to (which shall not constitute notice):

Rattler Midstream Operating LLC
500 W Texas Ave., Suite 1200
Midland, TX 75701
Attention: [_______]
Email: [_______]

Any Member may specify a different address, by written notice to the other Member(s). The change of address shall be effective upon the other Member(s)’ receipt of the notice of the change of address.
4.3    Inuring Clause. Except as otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and permitted assigns.
4.4    Assignment. Except as provided in Article VIII, none of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred without the prior consent of the Board.
4.5    Waiver of Partition of Company Property. Each Member hereby expressly and irrevocably waives any right to bring (or maintain) any Action for partition with respect to any of the Company’s assets or properties (including the Facility).
4.6    Amendments. Except as otherwise expressly provided in this Agreement, all amendments to this Agreement must be in writing, approved by the Board and executed by all Members other than a Defaulting Member; provided, however, that any amendment that would adversely and disproportionately (relative to the other Members) affect in any material respect any Defaulting Member’s rights under this Agreement must be executed by such Defaulting Member.
4.7    Counterparts. This Agreement may be executed in one or more counterparts, each one of which counterparts constitutes an original, and all of which shall be considered one and the same agreement. A signature delivered by facsimile or other electronic transmission (including electronic mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original will be made available upon a reasonable request.
4.8    Entire Agreement. This Agreement, the exhibits and schedules attached hereto and the documents and agreements to be delivered hereunder constitute the full and entire understanding and agreement between the Members with respect to the subject matter hereof and thereof, and there are no prior or contemporaneous agreements, understandings, representations or warranties among the Members, oral or written, other than those set forth or referred to herein.
4.9    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Managers or the Members, as applicable. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Member to exercise any right, power or remedy under this Agreement, and no course of dealing among the parties to this Agreement, shall operate as a waiver of any such right, power or remedy of the Member. No single or partial exercise of any right, power or remedy under this Agreement by a Member, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude the Member from any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. The election of any remedy by a Member shall not constitute a waiver of the right of such Member to pursue other available remedies. No notice to or demand on a Member not expressly required under this Agreement shall entitle the Member receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Member giving the notice or demand to any other or further action in any circumstances without the notice or demand.
4.10    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable under present or future Laws, such provision shall be fully severable; the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
4.11    No Third Party Beneficiaries. Except as expressly set forth in Article V, nothing contained in this Agreement shall create or be deemed to create any rights or benefits in any third parties.
4.12    Interpretation; Headings. The parties to this Agreement acknowledge and agree that: (a) each Member and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement; and (a) any rule of construction to the effect that any ambiguities are resolved against the drafting Member shall not be used to interpret this Agreement. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The article, section, exhibit and schedule headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of any of the terms or provisions of this Agreement.
4.13    Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be reasonably necessary to effectuate the provisions, purposes and intents of this Agreement.

4.14    Laws and Regulations. This Agreement is subject to all present and future orders, rules, and regulations of any regulatory body having jurisdiction and to the Laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof shall be found contrary to or in conflict with any such order, rule regulation or Law this Agreement shall be deemed modified to the extent necessary to comply with such order, rule, regulation, or Law, but only for the period of time and in the jurisdiction for which such order, rule, regulation, or Law is in effect.
4.15    Expenses. Except as otherwise set forth in this Agreement, each Member shall be solely responsible for and shall pay its respective fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by the Member) in connection with the preparation or enforcement of, or of any requests for consents or waivers under, this Agreement, including any amendments or waivers to this Agreement, each of the Construction Agreements, the Administrative Services Agreement, the Operating Agreement, and any other Contract executed in connection herewith.
Article V
DEFINITIONS
5.1    Definitions. Each capitalized term used but not otherwise defined in this Agreement shall have the meaning set forth in Exhibit A hereto which is, together with all other Exhibits and Schedules attached to this Agreement, incorporated herein by reference.
[Signature page follows.]

IN WITNESS WHEREOF, the Members hereby execute this Agreement effective as of the Effective Date.
EXXONMOBIL PERMIAN LOGISTICS LLC
By: _________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

PLAINS PIPELINE, L.P.
By:    Plains GP LLC,
its General Partner
By:_________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

MPLX W2W PIPELINE HOLDINGS LLC

By: _________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

DELEK US ENERGY, INC.
By: _________________________________
Name: _________________________________
Title: _________________________________

By: _________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

CENTURION PERMIAN LOGISTICS, LLC
By: _________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

RATTLER MIDSTREAM OPERATING LLC
By: _________________________________
Name: _________________________________
Title: _________________________________

Signature Page to Third Amended & Restated Limited Liability Company Agreement

EXHIBIT A
Definitions
“300% Payout” shall mean, with respect to each Special Expansion Project, the date when the applicable Participating Members have received Special Available Cash distributions totaling the 300% Payout Amount.
“300% Payout Amount” shall mean, with respect to any Special Expansion Project, an amount equal to 300% of the Special Expansion Project Contributions made with respect to such Special Expansion Project.
“743 Elect-out Member” shall mean Plains, MPLX or any other Member providing notice to the Company that it is a 743 Elect-out Member.
“743 Election Out” shall have the meaning given such term in Section 10.2(f).
“Accountants” shall have the meaning given such term in Section 6.6.
“Act” shall mean the Delaware Limited Liability Company Act, together with any successor statute, as amended from time to time.
“Action” shall mean any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Entity or arbitrator having jurisdiction over the matter in question, whether civil, criminal, arbitrative, investigative or administrative in nature.
“Additional Capital Contribution” shall have the meaning given such term in Section 7.3.
“Additional Guaranty Agreements” shall mean [_______].
“Adjusted Capital Account” shall mean the Capital Account, with respect to each Member, maintained for such Member as of the end of each Allocation Period of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (a) decreased by (i) the amount of all losses and deductions that, as of the end of such Allocation Period, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (i) the amount of all distributions that, as of the end of such Allocation Period, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 9.2(b)(i) or 9.2(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Services Agreement” shall mean that certain Amended and Restated Administrative Services Agreement, dated as of July 15, 2019, by and among the Company, Joint Owner and Service Provider, as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, or any successor Administrative Services Agreement thereto entered into with Service Provider for the Facility from time to time.
“Affected Member” shall have the meaning given such term in Section 8.4(b)(ii).
“Affiliate” shall mean, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that no Member shall be considered an Affiliate of the Company or any other Member, and the Company shall not be considered an Affiliate of any Member; provided, further, that the holders of interests in Plains All American Pipeline, L.P. or its general partner, and their respective Affiliates (other than Plains and any Person Controlled by or under common Control with Plains), shall not be considered Affiliates of Plains or its Ultimate Parent.
“Affiliate Contract” shall mean any contract, arrangement, agreement, purchase order or transaction between the Company and a Member or an Affiliate of a Member, including any Approved Affiliate Contracts.
“Agreed Value” shall mean with respect to any Contributed Property, the Fair Market Value of such property at the time of contribution as determined by the Board pursuant to Section 4.6(i), without regard to the liabilities deducted from the Agreed Value pursuant to clause (a) of the definition of Net Agreed Value.
“Agreement” shall have the meaning given such term in the introductory paragraph.
“Allocation Period” shall mean the period (a) commencing on January 28, 2019, or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period, and (b) ending (i) on the last day of each Fiscal Year; (ii) the day preceding any day in which an adjustment to the Carrying Value of the Company’s properties pursuant to clauses (b)(i), (b)(ii), (b)(iii) or (b)(v) of the definition of Carrying Value occurs; (iii) immediately after any day in which an adjustment to the Carrying Value of the Company’s properties pursuant to clause (b)(iv) of the definition of Carrying Value occurs; or (iv) on any other date determined by the Board.
“Alternate Managers” shall have the meaning given such term in Section 4.3(b).
“Alternative Transaction” shall mean a Packaged Sale or a Change of Control other than an Indirect Transfer. For the avoidance of doubt, “Alternative Transaction” does not include an “Excluded Change of Control.”
“Alternative Transaction Price” shall have the meaning given such term in Section 8.4(f)(i).
“Annual Budget” shall have the meaning given such term in the Operating Agreement, but with respect to the portion of the Annual Budget relating to the Joint Pipeline, references to the

Annual Budget herein shall be deemed limited to the portion of the Annual Budget for which the Company is responsible pursuant to the JOA.
“Applicable Tax” has the meaning set forth in Section 10.7(iii).
“Appraisal Notice” shall have the meaning given such term in Section 8.4(f)(iii).
“Appraisal Panel” shall have the meaning given such term in Section 8.4(f)(iv).
“Appraiser” shall have the meaning given such term in Section 8.4(f)(iv).
“Approved Affiliate Contracts” shall mean [_______].
“Approved Officer Position” shall have the meaning given such term in Section 4.14(a).
“Available Cash” shall mean, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, without duplication:
(a)    the sum of all cash and cash equivalents of the Company on hand at the end of such calendar month, less
(b)    the amount of any cash reserves that the Board determines is necessary or appropriate to (i) provide for the proper conduct of the business of the Company (including the construction of the Facility and reserves for future capital expenditures of the Company) subsequent to such calendar month or (i) comply with applicable Law or any agreement or obligation to which the Company is a party or by which it is (or any of its assets are) bound; provided, that if the Board does not agree on the amount of cash reserves, then the amount of such reserves shall equal Company expenses (including future mandatory and previously approved capital expenditures) as forecasted in good faith by Construction Manager, Service Provider or Operator for the two calendar months following the date of determination.
Notwithstanding the foregoing, (i) “Available Cash” with respect to the calendar month in which a liquidation or dissolution of the Company occurs and any subsequent month shall equal zero, (i) any interest collected pursuant to clause (b) of Section 7.6 shall only be considered as “Available Cash” with respect to the applicable Non-Defaulting Member(s) and (i) “Available Cash” shall not include any Special Available Cash except to the extent set forth in Section 3.2(e)(v).
“Bankrupt Member” shall mean any Member:
(a)    that (i) makes a general assignment for the benefit of creditors; (ii) files in any court a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for such Member a reorganization, liquidation, dissolution or similar relief from creditors under any applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s assets or properties; or
(b)    against which a proceeding seeking reorganization, liquidation, dissolution or similar relief under any law has been commenced and ninety (90) days have expired without dismissal thereof or with respect to which, without such Member’s consent or acquiescence, a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties has been appointed and sixty (60) days have expired without such appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Baytown to Webster System” shall have the meaning set forth in the BTW Construction Agreement.
“Board” shall have the meaning given such term in Section 4.1(a).
“BTW Construction Agreement” shall have the meaning given such term in the definition of “Construction Agreements.”
“BTW Construction Manager” shall mean Mobil Pipe Line Company, in its capacity as the “Construction Manager” under and as that term is defined in its respective Construction Agreement, or any successor thereto or replacement construction manager pursuant to the terms of such Construction Agreement.
“BTW Project Budget” has the meaning given such term in Section 3.1(a).
“BTW Project Execution Plan” has the meaning given such term in Section 3.1(a).
“Budget Dispute” shall have the meaning given such term in Section 4.11(a).
“Business” shall mean the conduct of the following activities by or on behalf of the Company: (a) the transportation, terminalling, stabilizing, handling and storage of crude oil, condensate and any other petroleum products in the United States, (a) in connection with the activities described in clause (a), the development, construction, ownership and operation of the Facility, Expansions and Expansion Projects, and all activities related thereto, including the development, design, procurement, land acquisition with respect to, construction, financing, disposal of, maintenance of, exercise of the power of eminent domain and the transaction of all other business involving, the Facility, Expansions and Expansion Projects, including pursuant to the JOA, (a) any other activities related or incidental to, or in anticipation of, the actions described in clauses (a) and (b), and (a) any other activities approved by the Board.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required to be closed in the State of Texas.
“Call Notice” shall have the meaning given such term in Section 4.12(c)(ii).
“Call Option” shall have the meaning given such term in Section 4.12(c)(i).

“Call Option Purchase Price” shall have the meaning given such term in Section 4.12(c)(i).
“Capital Account” shall mean the capital account maintained for each Member pursuant to Section 9.1.
“Capital Call Notice” shall have the meaning given such term in Section 7.4.
“Capital Contribution” shall mean any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company.
“Carrying Value” shall mean, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    The initial Carrying Value of any Contributed Property shall be the Agreed Value of such property as of the date of such contribution.
(b)    The Carrying Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Carrying Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(v) above, the Company shall adjust the Carrying Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).
(c)    The Carrying Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution.
(d)    The Carrying Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits or Losses or Section 9.2(b)(viii); provided, however, that the Carrying

Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
(e)     If the Carrying Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses and other items allocated pursuant to Article IX.
“Cash Value” shall mean the Fair Market Value (expressed in U.S. dollars) of a Member’s entire Offered Interest based upon the amount that a willing buyer would pay a willing seller in an arm’s length transaction where neither party is compelled to sell or buy (and, for purposes of clarity, in an Alternative Transaction includes only the Offered Interest and not any other assets or securities being disposed of in such Alternative Transaction).
“Centurion” shall have the meaning given to such term in the introductory paragraph.
“Certificate” shall have the meaning given such term in the Recitals.
“Change of Control” shall mean, with respect to any Member, any event other than a Transfer that causes such Member to cease to be Controlled by such Member’s Ultimate Parent; provided, however, that the occurrence of neither an Excluded Change of Control nor an Excluded Packaged Sale shall constitute a Change of Control.
“Claim” shall mean any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whether in the nature of breach of contract, tort, statutory liability, strict liability, products liability, contribution, indemnification, fines, penalties, malpractice/professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liability (including OSHA investigations, litigation, and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, defamation, slander or libel.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given such term in the introductory paragraph.
“Company Level Taxes” shall mean any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any Subsidiary thereof as a result of a Tax Audit under the Partnership Tax Audit Rules.

“Company Minimum Gain” shall have the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).
“Confidential Information” shall have the meaning given such term in Section 2.3(a).
“Consenting Member” shall have the meaning given such term in Section 7.3.
“Construction Agreements” shall mean (a) that certain Amended and Restated Construction Management Agreement, dated as of July 30, 2019, entered into by and between the Company and Plains Construction Manager, as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, or any successor Construction Management Agreement thereto entered into with Plains Construction Manager for the WTW Pipeline System from time to time (the “WTW Construction Agreement”), (b) that certain Construction Management Agreement, dated as of July 15, 2019, entered into by and among the Company, Joint Owner and Joint Pipeline Construction Manager, as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, or any successor construction management agreement thereto entered into with Joint Pipeline Construction Manager for the Joint Pipeline from time to time (the “Joint Pipeline Construction Agreement”), and (c) that certain Construction Management Agreement, dated as of July 30, 2019, entered into by and between the Company and BTW Construction Manager, as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, or any successor Construction Management Agreement thereto entered into with Construction Manager for the Baytown to Webster System from time to time (the “BTW Construction Agreement”).
“Construction Contract” shall have the meaning given such term in the relevant Construction Agreement.
“Construction Cost Threshold” shall have the meaning given such term in Section 4.6(e).
“Construction Management Committee” shall mean the WTW Construction Management Committee and the Joint Pipeline Construction Management Committee.
“Construction Management Representative” shall have the meaning given such term in Section 3.1(b)(i).
“Construction Manager” shall mean each “Construction Manager” under and as that term is defined in each of the Construction Agreements, or any successor thereto or replacement construction manager pursuant to the terms of the relevant Construction Agreement.
“Contributed Property” shall mean each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.
“Control” shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of:

(a)    (i) in the case of a corporation, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding Equity Interests thereof; (i) in the case of a publicly-traded master limited partnership, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding Equity Interests of the general partner thereof; (i) in the case of a limited liability company, partnership, limited partnership (other than a publicly-traded master limited partnership) or venture, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding Equity Interests thereof or the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (i) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (i) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; and
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof).
“Covered Audit Adjustment” shall mean an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.
“Cross-Default” shall mean [_______].
“Default” shall mean the occurrence and continuation of any of the following events with respect to any Member: (a) a Payment Default, (a) the occurrence of any event that causes such Member to experience a Fundamental Event, and (a) such Member’s failure to remedy, within thirty (30) Business Days of receipt of written notice thereof from the Board or the other Member, a material breach of any material representation or warranty of such Member, or the material non-performance of or material non-compliance with any other material agreement, covenants, obligation or undertaking of such Member contained in this Agreement.
“Default Budget” shall have the meaning given such term in the Operating Agreement.
“Default Rate” shall mean a rate of interest per annum that is equal to the rate published from time to time in the “Interest Rate” table of the most recent eastern edition of The Wall Street Journal (or any successor publication) designated therein as the prime rate, or, if not so published, the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any successor bank thereto) as its prime rate, plus four percent (4.0%); provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Default Rate shall never exceed the maximum rate permitted by applicable Law.
“Defaulted Amount” shall have the meaning given such term in Section 7.6.
“Defaulting Member” shall have the meaning given such term in Section 4.12(a).

“Delegation by Written Consent” shall have the meaning given such term in Section 4.1(b).
“Delek” shall have the meaning given such term in the introductory paragraph.
[_______]
[_______]
“Depreciation” shall mean, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Allocation Period, except that (a) with respect to any such property the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of the book basis recovered for such Allocation Period under the rules prescribed in Treasury Regulation section 1.704-3(d)(2), and (b) with respect to any other such property the Carrying Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.
“Disinterested Member” shall mean, with respect to an Affiliate Contract, any Member who is not (and is not proposed to be), and whose Affiliate is not (and is not proposed to me) party to such Affiliate Contract.
“Dispute” shall mean any claim, counterclaim, demand, cause of action, dispute, disagreement or any other controversy arising out of or relating in any way to this Agreement (including the breach hereof), the subject matter of this Agreement, or the transactions contemplated pursuant to this Agreement; provided that, for purposes of Section 12.1, a Dispute shall not include any Budget Dispute or Audit Dispute.
“Dissolution Event” shall have the meaning given such term in Section 11.1.
“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulation section 1.752 2(a).
“Effective Date” shall have the meaning given such term in the introductory paragraph.
“Election Period” shall have the meaning given such term in Section 3.2(b).
“Emergency” shall have the meaning given such term in the Operating Agreement and the relevant Construction Agreement.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, and whether voting or nonvoting, or certificated or noncertificated, including membership interests and partnership interests (whether general or limited) and any other interest or participation that confers on any other Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding debt securities convertible or exchangeable into any of the foregoing.
“Excluded Change of Control” shall mean the occurrence of a merger, consolidation or other combination of a Member’s Ultimate Parent with, or the sale of all or substantially all of the assets of a Member’s Ultimate Parent to, an un-Affiliated Person.
“Excluded Packaged Sale” has the meaning given such term in the definition of Packaged Sale.
“Executive Committee” shall have the meaning given such term in the JOA.
“Executive Committee Representative” shall have the meaning given such term in Section 4.16.
“Exempt Transfer” shall have the meaning given such term in Section 8.4(a).
“Expansion” shall have the meaning given such term in the JOA.
“Expansion Project” shall mean [_______].
“Expansion Project Request” shall have the meaning given such term in Section 3.2(b).
“Extraordinary Expansion Project” shall have the meaning given such term in Schedule 3.2.
“Exxon” shall have the meaning given such term in the introductory paragraph.
[_______]
“Facility” shall mean the Joint Pipeline and the WTW Owned Assets, which together shall consist of (a) that certain common carrier pipeline system depicted on Exhibit B hereto and related facilities described on Exhibit B, as the same may be extended or expanded from time to time by the Company pursuant to an Expansion Project or an Expansion and (a)  to the extent approved by the Board as provided herein, any other facilities now owned or being developed or constructed by, or hereafter acquired, developed or constructed by, the Company, whether alone under this Agreement or jointly with Joint Owner under the JOA, that are related to the pipeline and facilities system described in clause (a).
“Fair Market Value” shall mean the value of any specified Membership Interest or other applicable interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for U.S. dollars between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.
“Final Election Notice” shall have the meaning set forth in Section 8.4(d).
“Final Tag-Along Sale Notice” shall have the meaning set forth in Section 8.4(d).
“Final Tag-Along Period” shall have the meaning set forth in Section 8.4(d).
“Fiscal Year” shall have the meaning set forth in Section 6.1.
“Fixed Fee” shall have the meaning set forth in the Operating Agreement.
“Fundamental Event” shall mean, in respect of a Member, (a) that Member or such Member’s equity owners approves of the winding up, dissolution or termination of the Member (unless the sole distributee of the Member’s Membership Interest is a Person entitled to acquire a Membership Interest from such Member in (i) a Transfer to an Affiliate or (ii) an Alternative Transaction, in each case, permitted pursuant to, and in accordance with, Article VIII), and such Member’s winding up, dissolution or termination is not cured by such Member within thirty (30) days thereafter, or (a) the Member becomes a Bankrupt Member.
“GAAP” means the United States generally accepted accounting principles.
“General Indemnitees” shall have the meaning given such term in Section 5.1(b).
“Governmental Entity” shall mean any (a) national, state, county, municipal or local government and any political subdivision thereof, (a) court or administrative tribunal, (a) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority or state public utility commission, or any comparable authority), (a) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction and (a) arbitrator or panel of arbitrators.
“Guaranty Agreements” means, collectively with respect to each Member, such Member’s LLC Guaranty Agreement and JOA Guaranty Agreement.
“Imputed Underpayment Modification” means any modification under Section 6225(c) of the Code (or any analogous provision of state or local law) to the extent that such modification is available and would reduce any Company Level Taxes attributable to a Covered Audit Adjustment.
“In Service Date” shall mean the service commencement date for the Facility under the terms of the Transportation Agreements.
“Indemnitee” shall have the meaning given such term in Section 5.1(b).
“Independent Appraiser” shall have the meaning given such term in Section 8.4(f)(iv).

“Indirect Transfer” shall mean a Change of Control of a Member where the only assets involved are the equity securities directly or indirectly held by upstream equity owners of the Member that is contemplated to experience, or has experienced, the Change of Control; provided, that such upstream equity owners of the Member hold no assets or equity securities other than Membership Interests in the Company and directly or indirectly conduct no operations other than the management of the Membership Interests in the Company.
“Initial Approval Period” shall have the meaning given such term in Section 3.2(b).
“Initial Members” shall mean Exxon, Plains and Centurion.
[_______]
[_______]
“Insurable Loss” shall have the meaning given such term in Section 5.3.
“Insurance Indemnification Obligation” shall have the meaning given such term in Section 5.3.
“Interested Non-Proposing Member” shall have the meaning given such term in Section 3.2(e).
“Investment Grade Rating” shall mean, with respect to any Person, (a) if such Person is Exxon’s Ultimate Parent and is an Affiliate of Exxon Mobil Corporation, such Person shall be deemed to have an Investment Grade Rating or (b) if such Person has a long-term unsecured debt rating as indicated from two out of the following three agencies: (i) Baa3 or higher from Moody’s Investor Services, (ii) BBB- or higher from Standard & Poor’s Financial Services LLC and/or (iii) BBB- or higher from Fitch Ratings Inc., then such Person shall be deemed to have an Investment Grade Rating.
“JOA” shall have the meaning given such term in the Recitals.
“Joinder” shall have the meaning given such term in Section 8.1(d)(i).
“Joining Member” shall have the meaning given such term in Schedule 3.1(a).
“Joint Pipeline” shall have the meaning given such term in the JOA.
“Joint Pipeline Pre-Approved Connection” shall have the meaning given such term in Section 3.3.
“Joint Pipeline Pre-Approved Connection Agreements” shall have the meaning given such term in Section 3.3.
“Joint Pipeline Construction Agreement” shall have the meaning given such term in the definition of “Construction Agreements.”

“Joint Pipeline Construction Management Committee” has the meaning given such term in Section 3.1(b)(i).
“Joint Pipeline Construction Manager” shall mean Joint Owner, in its capacity as the “Construction Manager” under and as that term is defined in its respective Construction Agreement, or any successor thereto or replacement construction manager pursuant to the terms of such Construction Agreement.
“Joint Pipeline Project Budget” has the meaning given such term in Section 3.1(a).
“Joint Pipeline Project Execution Plan” has the meaning given such term in Section 3.1(a).
“Joint Owner” shall mean [_______].
“Law” shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Entity.
“Lien” shall mean any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.
“Majority Consent of the Board” shall mean [_______].
“Manager” or “Managers” shall mean a member of the Board, including each of the Member’s Alternate Manager.
“Material Construction Contract” shall mean any contract for the services, equipment or other items described on Schedule 3.1(b) proposed to be entered into by the Company in connection with any Project Execution Plan.
“Material O&M Contract” shall have the meaning given such term in the Operating Agreement.
“Member” and “Members” shall have the meaning given such terms in the introductory paragraph and means any Person hereafter admitted to the Company as a Member, as provided in this Agreement; provided, however, that such term shall not include any Person that has ceased to be a Member in the Company.
“Member Consolidated Group” has the meaning set forth in Section 10.7.
“Member Nonrecourse Debt” shall have the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deductions” shall mean any and all items of loss, deduction or expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.
“Membership Interests” shall mean with respect to any Member, such Member’s respective limited liability company interest in the Company.
[_______]
[_______]
“MPLX” shall have the meaning given such term in the introductory paragraph.
“NCO Excess Gain or Loss” shall have the meaning given such term in Section 9.2(c)(iii).
“NCO Exercising Member” shall have the meaning given such term in Section 9.2(c)(ii).
“Net Agreed Value” shall mean (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (a) in the case of any property distributed to a Member or Transferee by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.
“Net Remedial Amount” shall have the meaning given such term in Section 10.8(a).
“Noncompensatory Option” shall have the meaning set forth in Treasury Regulation section 1.721-2(f).
“Non-Defaulting Member” shall have the meaning given such term in Section 7.6.
“Non-Exxon Member” shall have the meaning given such term in Section 10.8(a).
“Non-Participating Member(s)” shall have the meaning given such term in Section 3.2(e)(iii).
“Non-Proposing Member” shall have the meaning given such term in Section 3.2(b).
“Nonrecourse Deductions” shall mean any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(b) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” shall have the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Non-Related Adjustment” shall have the meaning given such term in Section 10.2(f).
“Objection Notice” shall have the meaning given such term in Section 8.4(f)(iii).
“Offered Interest” shall have the meaning given such term in Section 8.4(b)(i).
“Offered Price” shall have the meaning given such term in Section 8.4(b)(i).
“Offeree Members” shall have the meaning given such term in Section 8.4(b)(i).
“Officer” shall have the meaning given such term in Section 4.14(b).
“Operational Date” shall have the meaning given such term in the Operating Agreement.
“Operating Agreement” shall mean that certain Amended and Restated Operating and Administrative Services Agreement, dated as of July 15, 2019, by and among the Company, Joint Owner and Operator, as amended or amended and restated from time to time by the parties thereto in accordance with the terms thereof, or any successor Operating Agreement thereto entered into with Operator of the Facility from time to time.
“Operating Cost Threshold” shall have the meaning given such term in Section 4.6(f).
“Operator” shall mean Exxon or one of its Affiliates, in its capacity as the “Operator,” as such term is defined in the Operating Agreement, or any successor thereto or any replacement Operator pursuant to the terms of the Operating Agreement.
“Option” shall have the meaning given such term in Section 8.4(c).
“Option Exercise Period” shall have the meaning given such term in Section 8.4(c).
“Option Notice” shall have the meaning given such term in Section 8.4(c).
“Original Agreement” shall have the meaning given such term in the Recitals.
“Other Indemnification Agreement” shall mean one or more certificate or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member, Manager or Affiliate of either providing for, among other things, indemnification of and advancement of expenses for any such Person for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.
“Other Member” shall have the meaning given to such term in the introductory paragraph.
“Participation Condition” shall have the meaning given such term in Section 3.2(b).
“Participating Member(s)” shall have the meaning given such term in Section 3.2(e)(iii).

“Packaged Sale” shall mean any direct voluntary or involuntary sale, assignment, transfer, conveyance, exchange, or any other disposition or alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to the Membership Interest of a Member (a) that occurs together with or as part of a series of related transactions in which other assets or securities of the applicable Member, its Ultimate Parent or Subsidiaries of such Member’s Ultimate Parent are also transferred or otherwise disposed of and (b) of which the Fair Market Value of the Membership Interests of such Member comprises greater than fifteen percent (15%) of the total Fair Market Value of all related transactions. Any such related transactions with respect to which the Fair Market Value of the Membership Interests of such Member comprises less than or equal to fifteen percent (15%) of the total Fair Market Value of all such related transactions will be an Exempt Transfer as set forth in Article VIII (any such transactions, an “Excluded Packaged Sale”).
“Parent Executive” shall have the meaning given such term in Section 4.11(b).
“Partnership Representative” has the meaning set forth in Section 10.3.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).
“Payment Default” shall mean (a) any default by a Member under this Agreement for failure to make a Required Contribution that remains uncured (i) prior to the In Service Date, for thirty (30) Days after the date the relevant payment is due and (ii) on or after the In Service Date, for three (3) Business Days after the date the relevant payment is due and/or (b) the initiation of foreclosure or similar remedies on the Membership Interests by a creditor of a Member.
“Percentage Interest” shall mean a Person’s Membership Interest in the Company determined on any applicable determination date, as such Membership Interest may change from time to time as a result of Transfers effected in accordance with the terms of this Agreement or otherwise, and a Person’s Percentage Interest shall be calculated on any applicable determination date by dividing (a) the aggregate amount of Capital Contributions of a Person (including such Person’s predecessors-in-interest but excluding any Special Expansion Project Contributions) holding a Membership Interest in the Company by (a) the aggregate Capital Contributions of all Persons (including each such Person’s predecessors-in-interest but excluding any Special Expansion Project Contributions) holding Membership Interests in the Company.
“Permitted Activities” shall have the meaning given such term in Section 5.5(a).
“Permitted Lien” shall mean (a) Liens that are not yet due and payable or are being contested in good faith for (i) taxes and (i) statutory Liens, including materialman’s, warehousemen’s, mechanic’s, landlord’s, and similar Liens) and ad valorem taxes for the current fiscal year, (a) retained rights or remedies of third parties under any agreement (including leases) executed in the ordinary course of business and (a) other Liens incurred in the ordinary course of business.

“Person” shall mean any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.
“Plains” shall have the meaning given such term in the introductory paragraph.
“Plains Construction Manager” shall mean Plains, in its capacity as the “Construction Manager” under and as that term is defined in its respective Construction Agreement, or any successor thereto or replacement construction manager pursuant to the terms of such Construction Agreement.
[_______]
“Press Release” shall have the meaning given such term in Section 2.4.
“Principal Office” shall have the meaning given such term in Section 1.3.
“Product” shall have the meaning given such term in the Operating Agreement.
“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses,” shall be subtracted from such taxable income or loss;
(c)    in the event the Carrying Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Carrying Value, the amount of such adjustment (limited, in the case of clause (b)(iv) of the definition of Carrying Value, to any NCO Excess Gain or Loss) shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 9.2(c), be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

(e)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;
(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    any items that are allocated pursuant to Section 9.2(b) shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 9.2(b) will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.
“Project Budgets” means, collectively, the WTW Project Budget, the BTW Project Budget and the portion of the Joint Pipeline Project Budget for which the Company is responsible pursuant to the terms of the JOA and “Project Budget” means any of the foregoing.
“Project Execution Plans” means, collectively, the WTW Project Execution Plan, the BTW Project Execution Plan and the Joint Pipeline Project Execution Plan and “Project Execution Plan” means any of the foregoing.
“Property Taxes” shall mean all property, ad valorem and similar taxes and assessments, in each case including any interest, penalty or additional amount attributable thereto.
“Proportionate Share” shall have the meaning given such term in Section 8.4(c)(i).
“Proposing Member(s)” shall have the meaning given such term in Section 3.2(b).
“Purchasing Members” shall have the meaning given such term in Section 8.4(e).
“Push-Out Election” shall mean the election to apply the alternative method provided by Section 6226 of the Code (or any analogous provision of state or local tax law).
“Qualifying Member” shall have the meaning set forth in Section 6.3(a)(ii).
[_______]
“Rattler” shall have the meaning given such term in the introductory paragraph.
“Recapture Income” shall mean any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Related Adjustment” shall have the meaning given such term in Section 10.2(f).
“Reporting Member” has the meaning set forth in Section 10.7.
“Request for Advance” shall mean an invoice or other request for advance of funds issued to the Company by Service Provider, Operator or Construction Manager, as applicable, under the Administrative Services Agreement, the Operating Agreement or a Construction Agreement, as applicable, or any other administrative or operating services agreement or construction agreement relating to any Expansion Project, which sets forth in reasonable detail the purpose(s) or expenditures for which such request is required, and the amount of each Member’s pro rata share (or in the case of a Special Expansion Project, each Participating Member’s pro rata share in proportion to its respective Special Percentage Interest relative to the aggregate Special Percentage Interests of all Participating Members) of the Capital Contribution required to be made to the Company in respect thereof.
“Required Contribution” shall have the meaning given such term in Section 7.2(a).
“Required Upgrade” means (a) with respect to all portions of the Facility except for the Joint Pipeline, any capital or expense project, including repairs, replacements, upgrades and other actions, relating to the Facility or related assets of the Business that is necessary (i) in order for the Facility or such related assets of the Business to comply with applicable Law or (ii) in order for the Company to fulfill its required obligations under any material transportation agreement and (b) with respect to the Joint Pipeline, the definition of “Required Upgrade” set forth in the JOA.
“SEC” shall have the meaning given such term in Section 6.4(c).
“Securities Act” shall have the meaning given such term in Section 2.2(a).
“Selling Member” shall have the meaning given such term in Section 8.4(a).
“Senior Creditor/Pledgee” shall have the meaning given such term in Section 8.1(b).
“Service Provider” shall mean ExxonMobil Pipeline Company or one of its Affiliates, in its capacity as the “Service Provider,” as such term is defined in the Administrative Services Agreement, or any successor thereto or any replacement Service Provider pursuant to the terms of the Administrative Services Agreement.
“Special Available Cash” shall mean, with respect to any Special Expansion Project for any period, the net cash proceeds received by the Company that are fairly attributable to such Special Expansion Project (including cash proceeds from the sale of the Special Expansion Project or insurance proceeds from the damage or destruction of the Special Expansion Project) less all expenses (including loans) paid with respect to such Special Expansion Project and any amounts applied to any reserves necessary for working capital needs, construction costs and capital expenditures with respect to such Special Expansion Project.
“Special Expansion Project” shall have the meaning given such term in Section 3.2(e).

“Special Expansion Project Budget” shall have the meaning given such term in Section 3.2(e)(i).
“Special Expansion Project Contributions” shall have the meaning given such term in Section 3.2(e)(iv)(A).
“Special Indemnitees” shall have the meaning given such term in Section 5.1(b).
“Special Percentage Interest” of a Member shall mean, with respect to a Special Expansion Project, the fraction (expressed as a percentage), the numerator of which is the aggregate Special Expansion Project Contributions of such Member with respect to such Special Expansion Project and the denominator of which is the aggregate Special Expansion Project Contributions of all Members with respect to such Special Expansion Project.
“Submission Deadline” shall have the meaning given such term in Section 8.4(f)(iii).
“Subsidiary” shall mean, when used with respect to any Person, any Person that is Controlled by such Person.
“Supermajority Consent of the Board” shall mean [_______].
[_______]
[_______]
[_______]
“System Operational Date” shall have the meaning given such term in the Operating Agreement.
“Tag-Along Sale” shall have the meaning set forth in Section 8.4(b)(i).
“Tagging Members” shall have the meaning set forth in Section 8.4(d).
“Tariffs” shall mean the Company’s published rules and regulations tariffs, applicable rate tariffs and all other applicable tariffs on file with the TRRC and any other applicable Governmental Entity with jurisdiction over the Company or the Facility, each as amended, supplemented or reissued from time to time.
“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Allocation Claim” shall have the meaning given such term in Section 10.8(a).
“Tax Audit” has the meaning set forth in Section 10.3.
“Tax Returns” shall mean all returns, declarations, statements, reports, claims for refund, information returns and forms, including any schedule or attachment thereto, and including any amendment thereof, relating to taxes or other charges in the nature of a tax imposed at the local, state, or federal level.
“Third Party” shall mean any Person other than an Affiliate of the applicable Member or the applicable Member’s Ultimate Parent or its Subsidiaries.
“Third Party Buyer” shall have the meaning given such term in Section 8.4(b)(i).
“Third Party Offer” shall have the meaning given such term in Section 8.4(b)(i).
“Third Party Price” shall have the meaning given such term in Section 8.4(b)(i).
“Transaction Agreements” shall mean each of the Construction Agreements, the Administrative Services Agreement, the Operating Agreement, the JOA, each transportation services agreement between the Company and a Member and any other agreement between or among the Company and the Members relating to the relationship contemplated by this Agreement and the aforementioned agreements, as the foregoing may be amended from time to time.
“Transfer” shall mean any direct voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other disposition or alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to the Membership Interest of a Member, but excluding any Packaged Sale. “Transferred” and “Transferring” shall have correlative meanings. For the avoidance of doubt, neither an Indirect Transfer nor a Change of Control shall constitute a Transfer.
“Transferee” shall mean any Person that receives a Membership Interest through a Transfer or Packaged Sale.
“Transfer Notice” shall have the meaning given such term in Section 8.4(b)(i).
“Transfer Notice Date” shall have the meaning given such term in Section 8.4(b)(i).
“Transfer Prohibition End Date” shall have the meaning given such term in Section 8.1(a).
“Transferred Property” shall have the meaning given such term in Section 7.1(b).
“Transportation Agreements” shall mean the Material Transportation Agreements and any other agreements for transportation services entered into by or on behalf of the Company in accordance with Sections 4.7(j) and 4.10 (if applicable) of this Agreement.

“TRRC” shall mean the Texas Railroad Commission (or any other Governmental Entity succeeding to the powers of such commission).
“Ultimate Parent” shall mean, with respect to (a) Exxon or any Affiliate of Exxon hereafter admitted as a Member, Mobil Pipe Line Company, a Delaware corporation, or such other Person designated in accordance with Section 8.1(d)(ii), (a) Plains or any Affiliate of Plains hereafter admitted as a Member, Plains All American Pipeline, L.P., a Delaware limited partnership, or such other Person designated in accordance with Section 8.1(d)(ii), (a) MPLX or any Affiliate of MPLX hereafter admitted as a Member, MPLX LP, a Delaware limited partnership, or such other Person designated in accordance with Section 8.1(d)(ii), (a) Delek or any Affiliate of Delek hereafter admitted as a Member, Delek US Holdings, Inc., a Delaware corporation, or such other Person designated in accordance with Section 8.1(d)(ii), (a) Rattler or any Affiliate of Rattler hereafter admitted as a Member, Rattler Midstream LP, a Delaware limited partnership, or such other Person designated in accordance with Section 8.1(d)(ii), (a) Centurion or any Affiliate of Centurion hereafter admitted as a Member, Centurion Pipeline Company LLC, a Delaware limited liability company, or such other Person designated in accordance with Section 8.1(d)(ii) and (a) any Other Member hereinafter admitted as a Member of the Company, the Person that is designated by the Board as the Ultimate Parent of such Other Member in connection with its admission to the Company as a Member or such other Person designated in accordance with Section 8.1(d)(ii).
“Unanimous Consent of the Board” shall mean the vote or written consent of the Managers appointed by all of the Members entitled to vote on the applicable matter.
“Unpaid Indemnity Amounts” shall mean any amount that the Company fails to indemnify or advance to a Person entitled to indemnification pursuant to the terms of Article V of this Agreement.
“Variable Operating Costs” shall mean all costs for electricity, natural gas, fuel, other utilities, drag-reducing agent, corrosion inhibitor and anti-static agent and other costs incurred in connection with or related to the operation of the Facility that vary according to the amount of throughput on the Facility.
“Webster to Texas City Expansion Project” shall have the meaning given such term in Schedule 3.2.
“WTW Pipeline System” shall have the meaning given such term in the WTW Construction Agreement.
“WTW Construction Agreement” shall have the meaning given such term in the definition of “Construction Agreements.”
“WTW Construction Management Committee” has the meaning given such term in Section 3.1(b)(i).
“WTW Owned Assets” shall mean, collectively, the WTW Pipeline System and the Baytown to Webster System.

“WTW Pre-Approved Connections” shall have the meaning given such term in Section 3.3.
“WTW Pre-Approved Connection Agreement” shall have the meaning given such term in Section 3.3.
“WTW Project Budget” has the meaning given such term in Section 3.1(a).
“WTW Project Execution Plan” has the meaning given such term in Section 3.1(a)